UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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Brookline Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 29, 2024

Dear Stockholder,

I am pleased to invite you to the Brookline Bancorp, Inc. 2024 Annual Meeting of Stockholders (the "Annual Meeting") which will be held by means of remote communication at 11:00 a.m., Eastern Time, on May 8, 2024. To attend the Annual Meeting please visit: www.virtualshareholdermeeting.com/BRKL2024.

I would like to acknowledge the service of seven of our directors who have elected to retire from the Company's Board of Directors. Four of these directors retired at the end of 2023, and three are not seeking election at this year's Annual Meeting. Combined, these individuals have made significant contributions of their time and talent to our Company for many years. On behalf of myself, the management team, and the Board of Directors, I would like to acknowledge the service and dedication of David Chapin, John Doyle, John Hackett, John Hall, Charles Peck, Joseph Slotnik, and Peter Wilde. We wish you all well in your future endeavors and thank you for your many and varied contributions to our Company!

With the retirement of Joseph Slotnik, our Board of Directors has voted to appoint Thomas J. Hollister as Lead Director following the conclusion of the Annual Meeting. Tom has been a member of our Board for 14 years and is a veteran banker having served in a number of capacities at various banks in the Greater Boston market during his career. Please see his full biography in the accompanying Proxy Statement and join me in welcoming Tom to his new role.

As in prior years, we are making proxy materials for the Annual Meeting available to our stockholders primarily through the Internet. As part of our overall commitment to environmental responsibility, we continue to seek opportunities to reduce waste and our impact on the environment whenever possible. The electronic delivery of our proxy materials provides a more efficient and environmentally friendly way of delivering materials to our stockholders. We encourage you to read our Proxy Statement and Annual Report on Form 10-K, which comprise this year’s proxy materials.

Whether or not you plan to attend the Annual Meeting and regardless of the number of shares you own, it is important that your shares be represented. Please vote your shares at your earliest convenience by following the instructions in the Notice of Internet Availability of Proxy Materials. You may revoke your proxy at any time before it is exercised as further explained in the Proxy Statement.

On behalf of the Board of Directors and our employees, we thank you for your continued support.

Sincerely,

Paul A. Perrault
Chairman and Chief Executive Officer

131 Clarendon Street, Boston, Massachusetts 02116
NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

You are invited to attend the 2024 Annual Meeting of Stockholders (the "Annual Meeting") of Brookline Bancorp, Inc. (the "Company") to be held by means of remote communication on Wednesday, May 8, 2024 at 11:00 a.m., Eastern Time, for the following purposes, as more fully described in the attached proxy statement (the “Proxy Statement”):

	Proposal	Board Recommendation
1.	To elect the three nominees named in the Proxy Statement, each to serve for a three-year term and until his respective successor is duly elected and qualified.	For each nominee
2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024.	For
3.	To hold a non-binding advisory vote on the compensation of our named executive officers ("say on pay").	For
4.	To transact such further business as may properly come before the Annual Meeting, or any adjournment or postponement thereof. Please note that at this time we are not aware of any such business.

The Board of Directors has determined that the matters to be considered at the Annual Meeting are in the best interests of the Company and our stockholders. For the reasons set forth in this Proxy Statement, the Board of Directors unanimously recommends that you vote "FOR" each nominee named in the Proxy Statement and "FOR" each of the other proposals to be presented at the Annual Meeting.

To attend the virtual Annual Meeting please visit: www.virtualshareholdermeeting.com/BRKL2024. Stockholders of record on March 15, 2024 (the "Record Date"), may attend the virtual meeting by going to the virtual Annual Meeting website and entering the 16-digit control number included on their proxy card.

As in prior years, we are making the proxy materials for the Annual Meeting available to our stockholders primarily via the Internet to expedite your receipt of proxy materials, lower the cost of the Annual Meeting, and help conserve natural resources as part of our commitment to environmental sustainability. On March 29, 2024, we will send to our stockholders (other than those who have previously requested electronic or paper delivery of the proxy materials) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our Proxy Statement and our 2023 Annual Report on Form 10-K along with instructions on how to vote via the Internet or by telephone. Commencing ten days after the issuance of the Notice of Internet Availability of Proxy Materials, a proxy card will be mailed to stockholders of record.
Only stockholders of record as of the close of business on the Record Date are entitled to receive notice of, to attend, and to vote at the Annual Meeting. In accordance with Delaware law, for ten days prior to the Annual Meeting, a list of those registered stockholders entitled to vote at the Annual Meeting will be available for inspection in the office of the Corporate Secretary, Brookline Bancorp, Inc., 131 Clarendon Street, Boston, Massachusetts 02116. The list will also be available at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the virtual Annual Meeting, please vote at your earliest convenience by following the instructions in the Notice of Internet Availability of Proxy Materials. You may revoke your proxy at any time before the Annual Meeting. Please refer to the “General Information” section of the Proxy Statement for additional information.

Sincerely,

Marissa Martin
General Counsel and Corporate Secretary
Boston, Massachusetts
March 29, 2024

131 Clarendon Street
Boston, Massachusetts 02116
PROXY STATEMENT
2024 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Why am I receiving this Proxy Statement?

Notice of this Proxy Statement was first mailed to stockholders of record of Brookline Bancorp, Inc. on March 29, 2024 in connection with the solicitation of proxies by our Board of Directors for the 2024 Annual Meeting of Stockholders (the "Annual Meeting"). Commencing ten days after the mailing of the Notice of Internet Availability of Proxy Materials, a proxy card will be mailed to stockholders of record.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders To Be Held on May 8, 2024

This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 ("Form 10-K") are available on our website at www.brooklinebancorp.com. Printed copies of these documents may be obtained by contacting the Company’s transfer agent, Broadridge Corporate Issuer Solutions ("Broadridge"). Please have your proxy card available when you contact Broadridge. Contact information for Broadridge is as follows:

•Telephone: 1-800-579-1639
•Email: sendmaterial@proxyvote.com
•Online: www.proxyvote.com

We encourage you to consider the environment before requesting printed copies of these materials.

Attendance at the Meeting

The Annual Meeting will be conducted solely by means of remote communication, i.e. virtually, at 11:00 a.m., Eastern Time, on May 8, 2024. Following the conclusion of the meeting, stockholders will have the opportunity to ask questions. All stockholders of record on March 15, 2024 (the "Record Date") are invited to participate in the Annual Meeting. We have structured the format of the Annual Meeting to provide stockholders with the same rights as if the meeting were held in person, including the ability to vote shares electronically during the Annual Meeting and ask questions in accordance with the rules of conduct for the Annual Meeting.

The virtual location will be: www.virtualshareholdermeeting.com/BRKL2024. Reference in this Proxy Statement to attendance at the Annual Meeting shall refer to virtual attendance.

To participate in the Annual Meeting, on the day of the Annual Meeting, please visit the virtual meeting link. You will need your 16-digit control number included on your notice or proxy card to access the virtual Annual Meeting.

Beneficial stockholders who do not have a control number should follow the instructions provided on the voting instruction card provided by your broker, bank or other nominee.

Only stockholders with a valid control number will be allowed to ask questions during the Annual Meeting. Management will answer questions relevant to Annual Meeting matters live during the meeting as time allows.

If you have any technical difficulties or any questions regarding the virtual Annual Meeting website, please call the support team at the numbers listed on the log-in screen. If there are any technical issues in convening or hosting the Annual Meeting, we will promptly post information to our Investor Relations website, www.brooklinebancorp.com, including information on when the Annual Meeting will be reconvened.

Electronic entry to the meeting will begin at 10:45 a.m., Eastern Time, and the meeting will begin promptly at 11:00 a.m., Eastern Time, on May 8, 2024.

What items will be voted on at the Annual Meeting?

You are being asked to vote on the following items at the Annual Meeting:

	Proposal	Vote Required	Board Recommendation	Page
1.	Election of Directors	A majority of the votes cast as to such nominee	FOR	7
2.	Ratification of the Appointment of the Independent Registered Public Accounting Firm	A majority of the votes cast	FOR	66
3.	Advisory Vote on Executive Compensation	A majority of the votes cast	FOR	68
4.	To transact such further business as may properly come before the Annual Meeting, or any adjournment or postponement thereof. Please note that at this time we are not aware of any such business.

Who may vote at the Annual Meeting?

Each share of the Company’s common stock has one vote on each matter. As of the Record Date, there were 89,645,722 shares of the Company’s common stock issued and outstanding. Only those stockholders of record as of the close of business on the Record Date are entitled to receive notice of and vote at the Annual Meeting.

What constitutes a quorum?

The presence, in person or by proxy, of holders of a majority of all of the shares of common stock entitled to vote at the Annual Meeting constitute a quorum for the transaction of business at the Annual Meeting. Each share of common stock entitled to vote on the Record Date is entitled to one vote on each matter properly submitted at the Annual Meeting and, with respect to the election of directors, one vote for each director to be elected. Abstentions and “broker non-votes” will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting.

What is a broker non-vote?

If you are a beneficial owner of shares held in a brokerage account and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. Under the rules of New York Stock Exchange (“NYSE”) (which in this matter also apply to Nasdaq-listed companies), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your uninstructed shares on matters considered to be “routine” under NYSE rules but not with respect to “non-routine” matters. A broker non-vote occurs when a broker, bank or other agent has not received voting instructions from the beneficial owner of the shares and the broker, bank, or other agent cannot vote the shares because the matter is considered “non-routine” under NYSE rules. Proposals 1 and 3 are considered to be “non-routine” under NYSE rules such that your broker, bank or other agent may not vote your shares on those proposals in the absence of your voting instructions. Conversely, Proposal 2 is considered to be a “routine” matter under NYSE rules so that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 2. See below for a discussion of the impact on broker non-votes on vote counting.

What is the voting requirement to approve each proposal?

For Proposal 1, a nominee for director in an uncontested election must receive a majority of the votes cast as to such nominee in order to be elected as director. Any incumbent director who does not receive the required vote for reelection will promptly offer to resign from the Company's Board of Directors. Within 90 days after the date of certification of the election results, the Board of Directors will determine whether to accept or reject such director’s offer to resign.

Approval of Proposals 2, and 3 require the affirmative vote of a majority of the votes cast at the Annual Meeting.

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present. Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes received in connection with Proposals 1, 2, and 3. If you “abstain” from voting for Proposals 1, 2, and 3, it will have the same effect as if your vote was not cast with respect to each such proposal, and this will have no effect on the outcome. A broker non-vote will have no effect on the outcome of Proposals 1, 2, and 3.

How do I vote?

Voting at the Virtual Annual Meeting. If you are a stockholder of record and attend the virtual Annual Meeting, you may vote at the virtual meeting at the designated time during the meeting. To attend the virtual Annual Meeting, you must be a stockholder on the Record Date. You may attend and vote your shares at the Annual Meeting by visiting www.virtualshareholdermeeting.com/BRKL2024 and entering the 16-digit control number on your proxy card. Please refer to "Attendance at the Meeting", above, for more information on how to access the Annual Meeting.

Voting by Proxy for Shares Registered Directly in the Name of the Stockholder. If you hold your shares of common stock in your own name as a holder of record with Broadridge, you may instruct the proxyholders named in the proxy card how to vote your shares of common stock in one of the following ways:

•Vote by Internet. You may vote via the Internet by following the instructions on your proxy card. The website for Internet voting is printed on your proxy card. Please have your proxy card in hand. Internet voting is available 24 hours per day until 11:59 p.m., Eastern Time, on May 7, 2024. You will receive a series of instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. If you vote via the Internet, you do not need to return your proxy card.
•Vote by Telephone. You may vote by telephone by calling the toll-free number listed on your proxy card. Telephone voting is available 24 hours per day until 11:59 p.m., Eastern Time, on May 7, 2024. When you call, please have your proxy card in hand. You will receive a series of voice instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. If you vote by telephone, you do not need to return your proxy card.
•Vote by Mail. If you would like to vote by mail, upon receipt of the proxy card, please mark, sign and date your proxy card and return it promptly to Broadridge, in the postage-paid envelope provided.
Voting by Proxy for Shares Registered in Street Name. If your shares of common stock are held by a broker, a bank, or other nominee in "street name", you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of common stock voted.

How are proxies voted?

All valid proxies received prior to the Annual Meeting will be voted. Where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted by the proxyholders in accordance with the stockholder’s instructions.

What happens if I do not give specific voting instructions?

If you are a stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or sign and return a proxy card without giving specific voting instructions, then the proxyholders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxyholders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Will other matters be voted on at the Annual Meeting?

We are not currently aware of any other matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any other matters not described in the Proxy Statement are properly presented at the meeting, any proxies received by us will be voted in the discretion of the proxyholders.

May I revoke my proxy instructions?

You may revoke your proxy at any time before it has been exercised by:

•filing a written revocation with the Corporate Secretary of Brookline Bancorp, Inc., 131 Clarendon Street, Boston, Massachusetts 02116;

•submitting a new proxy by telephone, or by the Internet, or by submitting a new proxy card after the time and date of the previously submitted proxy card; or

•appearing at the Annual Meeting and voting at the Annual Meeting.

If you are a stockholder of record as of the Record Date attending the virtual Annual Meeting, you may vote in person whether or not a proxy has been previously given, but your presence (without further action) at the virtual Annual Meeting will not constitute revocation of a previously given proxy.

What is householding?

If you and other residents at your mailing address own shares of common stock in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one Notice of Annual Meeting. This procedure, known as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce our printing and postage costs. Under applicable law, if you consented or were deemed to have consented, your broker, bank or other nominee may send one copy of our Notice of Annual Meeting to your address for all residents that own shares of common stock in street name. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you are receiving multiple copies of our Notice of Annual Meeting, you may be able to request householding by contacting your broker, bank or other nominee.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties except as necessary to meet applicable legal requirements, to allow for the tabulations and certification of votes, and to facilitate a successful proxy solicitation.

Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to management and the Board.

Where can I find voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by a representative from Broadridge, who will serve as inspector of election, and filed with the Securities and Exchange Commission (“SEC”) on a Form 8-K within four business days following the completion of the Annual Meeting.

How can I view the Company’s proxy materials for the Annual Meeting on the Internet?

The Company’s proxy materials are available on the Company’s website at www.brooklinebancorp.com. Additional information regarding the Company and its subsidiaries, Bank Rhode Island, Brookline Bank, and PCSB Bank (the "Banks") may be found at the following websites: www.bankri.com, www.brooklinebank.com and www.pcsb.com.

PROPOSAL 1: ELECTION OF DIRECTORS

All of the Company’s directors are independent under the current listing standards of the Nasdaq Stock Market LLC ("Nasdaq"), except for Mr. Perrault, who currently serves as Chief Executive Officer of the Company and Chairman of the Board of Directors. Three directors will be elected at the Annual Meeting to serve for a three-year term and until their respective successors have been duly elected. Proxies cannot be voted for a greater number of persons than the number of nominees named in the proxy.

Board Composition

Our Board is currently comprised of 11 members who are divided into three "classes," with each serving a three-year term. Three of our current directors, Charles H. Peck, John J. Doyle, Jr., and Joseph J. Slotnik are retiring from the Board and are not standing for election. Following the 2024 Annual Meeting, the size of the Board will be reduced to eight members.

Director	Age	Position	Tenure	Term Expires
Joanne B. Chang	54	Director	6	2025
John J. Doyle, Jr.	90	Director	18	2024
Margaret Boles Fitzgerald	68	Director	11	2026
Willard I. Hill, Jr.	68	Director	1	2024
Thomas J. Hollister	69	Director, Lead Director elect	15	2024
Bogdan Nowak	60	Director	12	2026
Charles H. Peck	83	Director	29	2024
John M. Pereira	67	Director	9	2025
Paul A. Perrault	72	Chairman and Chief Executive Officer	15	2024
Merrill W. Sherman	75	Director	12	2026
Joseph J. Slotnik	87	Lead Director	54	2024

Board Nominations

The Board has nominated Willard I. Hill, Jr., Thomas J. Hollister, and Paul A. Perrault for election as directors, each of whom has agreed to serve if so elected. Please refer to the sections entitled Nominees for Director and Stock Ownership of Directors and Management for additional information regarding the nominees.

The following includes a discussion of the business experience for the past five years for each of our nominees and continuing directors. The biographical description below for each nominee includes specific experience, qualifications, attributes and skills that led to the conclusion by the Company’s Nominating and Governance Committee and the Board of Directors that such person should serve as a director of the Company. On an annual basis, the Nominating and Governance Committee evaluates the specific skills and experience that each director standing for election provides to the Company. The Nominating and Governance Committee weighs the value of experience on the Board, along with these skills in determining whether an existing director should be nominated to stand for reelection. The Nominating and Governance Committee also considers the banking industry specific skills and experience each director brings to the Board. The biographical description below for each director who is not standing for election includes the specific experience, qualifications, attributes and skills that the Company’s Nominating and Governance Committee and the Board of Directors would expect to

PROPOSAL 1: ELECTION OF DIRECTORS

consider if it were making a conclusion currently as to whether such person should serve as a director. The Company’s Nominating and Governance Committee and the Board of Directors did not currently evaluate whether these directors should serve as directors, as the terms for which they have been previously elected continue beyond the Annual Meeting.

In addition to the information presented below regarding each person’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe all of our directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment to service to the Company and its stockholders.

Each of the Company’s directors currently serves as a director of Brookline Bank. Mr. Perrault also serves as a director of Bank Rhode Island and PCSB Bank.

Nominees for Director

Willard I. Hill, Jr.	Director Since: 2023
Mr. Hill joined the Board in January 2023 following the Company’s acquisition of PCSB Financial Corporation and PCSB Bank, where he had served as a director since 2017. Mr. Hill is a retired attorney and business executive. Prior to his retirement in 2013, Mr. Hill served as Managing Director, Chief Marketing and Communications Officer and Head of Government Relations for MBIA Inc., a major financial guarantee insurance company. Mr. Hill previously served on MBIA’s executive management team as global Chief Compliance Officer, and separately as Head of Investor Relations. Before joining MBIA, Mr. Hill served as president of the government deferred compensation business at ING US Financial Services (now Voya Financial) and he held senior executive positions in the legal and business divisions at Aetna, Inc. Mr. Hill earned his MBA from the University of Connecticut School of Business in 1991. He earned a Juris Doctor from Howard University School of Law in 1979 and a B.A. from Fisk University in 1976. He is a member of the bar in several states, including New York. Mr. Hill serves on the Board of Directors on the Council for Economic Education and the Highland Green Foundation and is a former Vice Chairman of the Board of Directors of Feeding Westchester. Mr. Hill serves on the Company's Audit Committee.

Mr. Hill provides the Company with valuable perspective on the Company's activities due to his prior experience as a director of another public company financial institution as well as his professional experience as an attorney and in a large financial insurance and wealth management company.

PROPOSAL 1: ELECTION OF DIRECTORS

Thomas J. Hollister	Director Since: 2009
Mr. Hollister most recently served as the Chief Financial Officer and Vice President of Finance of Harvard University, a position he held from May 2015 until his retirement in June 2023. Earlier in his career, Mr. Hollister was a Vice Chairman of Citizens Financial Group, the U.S. arm of the Royal Bank of Scotland, and an Executive Vice President at Bank of Boston. Mr. Hollister also served as Chief Operating Officer and Chief Financial Officer at Global Partners LP, an energy midstream logistics and marketing company.

Mr. Hollister currently serves on the board of Andover Companies (Head of Audit Committee, member of the Investment Committee), and serves as the Chair of the Investment Committee at the Controlled Risk Insurance Company Ltd., the risk insurer of the Harvard affiliated hospital network. Mr. Hollister is a Trustee Emeritus of Wheaton College and Honorary Life Director of The Greater Boston Chamber of Commerce. Mr. Hollister is the former Board Chair of Tufts Medical Center, The Greater Boston Chamber of Commerce, Wheaton College, Charter One Bank, Citizens Bank of Massachusetts, Citizens Capital Corporation, The Initiative for a New Economy, and the Massachusetts Community Banking Council. Mr. Hollister previously served on the boards of Harvard Management Company, Global Partners LP, Macomber Construction Company, the Massachusetts Bankers Association, Rhode Island Hospital Trust Company, The Massachusetts Housing Investment Corporation, and Savings Bank Life Insurance of Massachusetts.

Mr. Hollister serves as the Chair of the Company's Audit Committee and serves on the Company's Risk and Executive Committees.

Mr. Hollister provides the Board with valuable perspective on the Company's activities as a result of his experience as the Chief Operating Officer and Chief Financial Officer of a Fortune 500 company, the former Vice Chair of a large financial institution, and his leadership roles on the boards of several other organizations.

Paul A. Perrault	Director Since: 2009
Mr. Perrault currently serves as Chief Executive Officer of the Company, a position he has held since 2009. Mr. Perrault also serves as Chairman of Board of Directors for Brookline Bancorp, Inc. and Brookline Bank. From 2011 - 2016, Mr. Perrault also served as the Chief Executive Officer of Brookline Bank. Mr. Perrault serves as a member of the Board of Directors of Bank Rhode Island and PCSB Bank. Prior to his tenure with the Company, Mr. Perrault served as the Chief Executive Officer of Sovereign Bancorp, Inc., and the Chief Executive Officer, President, and Chairman of the Board for Chittenden Corporation. Mr. Perrault is a member of the Board of Trustees of Salve Regina University in Newport, Rhode Island. Mr. Perrault previously served on the Board of Directors of The Perkins School for the Blind.

Mr. Perrault provides the Board of Directors with broad perspective on the Company's strategies, challenges and opportunities as a result of his role as the Chief Executive Officer of the Company and his long-time successful experience as the chief executive officer of a larger commercial bank.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES
TO THE BOARD OF DIRECTORS LISTED ABOVE

PROPOSAL 1: ELECTION OF DIRECTORS

Term to Expire in 2025

Joanne B. Chang	Director Since: 2018
Ms. Chang is the chef, co-owner, and founder of Flour, a bakery and café with several locations throughout Boston, Massachusetts, as well as Myers + Chang, an Asian fusion restaurant that she co-owns with her husband. Ms. Chang is an author, television personality, and philanthropist. Before becoming a chef, Ms. Chang served as a management consultant at the Monitor Group. Ms. Chang is an avid athlete, having run the Boston Marathon 15 years in a row. She is also an active member of Boston’s volunteer community; she currently serves on the board of Share our Strength, a national non-profit aimed at ending childhood hunger in America. Ms. Chang previously served on the board of directors of Project Place, a Boston non-profit with the goal of ending homelessness. Ms. Chang has published five cookbooks and is the 2016 recipient of the Outstanding Baker award from the James Beard Foundation. Ms. Chang graduated from Harvard College with an honors degree in Applied Mathematics and Economics. Ms. Chang serves on the Company's Audit, Compensation, and Nominating and Governance Committees.
We believe that Ms. Chang’s experience as an entrepreneur, her business acumen running several small businesses and her extensive knowledge of the greater Boston market provides a unique perspective to the opportunities and challenges the Company encounters.

John M. Pereira	Director Since: 2015
Mr. Pereira is the owner of Combined Properties, Inc. where he also serves as President. Mr. Pereira acquired the firm in 1996 and prior to that held multiple positions with the firm since 1987. Prior to joining Combined Properties, Mr. Pereira was a partner at the law firm of Sherin and Lodgen in Boston. Mr. Pereira is an active member of the community who is active with Triangle, Inc., and Mystic Valley Elder Services, where he serves as a member of the development committee. Mr. Pereira is a registered real estate broker and is a member of the Greater Boston Real Estate Board, Massachusetts Bar Association, National Association of Office and Industrial Properties, Real Estate Finance Association, Chelsea Boys and Girls Club Breakfast Club, and the Chelsea, Malden, Medford, and North Shore Chambers of Commerce. Mr. Pereira earned his Juris Doctorate degree from Boston College Law School and his Bachelor of Science degree from the University of Massachusetts, Dartmouth. Mr. Pereira is admitted to the United States Supreme Court, Massachusetts Supreme Judicial Court, United States Federal District Court, and United States Federal Court of Appeals. Mr. Pereira serves on the Company’s Credit and Risk Committees.

We believe Mr. Pereira’s extensive experience as business owner, member of the commercial real estate community, and partner in a law firm provide him with valuable skills and experience to share with the Board in its management of the Company’s business.

PROPOSAL 1: ELECTION OF DIRECTORS

Terms to Expire 2026

Margaret Boles Fitzgerald	Director Since: 2013
Ms. Boles Fitzgerald is a communications consultant and freelance writer and editor. Ms. Boles Fitzgerald currently serves as Chair Emerita, director, and Chair of the Audit Committee for the Board of The Henry Luce Foundation. Ms. Boles Fitzgerald served as Chair of the Henry Luce Foundation from 2002-2022. The Henry Luce Foundation is a nonprofit organization that supports a variety of initiatives nationally and internationally with an AUM of over $1 billion that annually makes grants in excess of $44 million. The Henry Luce Foundation’s grantmaking spans mission platforms of leadership development, higher education, academic and professional fellowships, and international relations with programs in Asia, American Art, Democracy and Ethics, Religion and Theology, Native American scholarship, and the promotion of women in STEM in higher education via the Clare Boothe Luce Program for Women in STEM. Previously, Ms. Boles Fitzgerald served as the Director of Corporate and Foundation Relations at Boston Health Care for the Homeless Program (“BHCHP”) and Director of Alumni Communications and Stewardship at Emmanuel College. Earlier in her career, Ms. Boles Fitzgerald served for 30 years in a variety of capacities at Hill Holliday Advertising ultimately serving as Executive Vice President and Director of Corporate Community Relations for 24 years. In her capacity as Director of Corporate Community Relations, Ms. Boles Fitzgerald oversaw a budget of $18 million annually in pro bono marketing campaigns for local, regional, and national non-profits. Ms. Boles Fitzgerald is active in Boston area nonprofits and continues to work in consulting and volunteer roles with organizations including the Salvation Army of Massachusetts Bay (State Advisory Board), Harvard Art Museums (Chair, American Art Collections Committee), The Latham Centers, Cape Cod (advisor to Capital Campaign), the Roy T. Morgan Foundation (Trustee), the Board of Advisors of WBUR (Boston’s NPR new station), and the Philanthropic Advisory Council of BHCHP. Ms. Boles Fitzgerald previously served on the board of Associated Grant Makers (Chair 1995 to 1999). Ms. Boles Fitzgerald is a graduate of Bucknell University. Ms. Boles Fitzgerald serves as Chair of the Company's Risk Committee and on the Company's Audit Committee.

Ms. Boles Fitzgerald’s extensive work with community service agencies, her oversight of private foundation financials, her leadership roles in non-profit management (governance, program, administration, audit, and financial), and executive experience in private foundations (local and national) provide her with valuable skills to share with the Board in its management of the Company’s business.

PROPOSAL 1: ELECTION OF DIRECTORS

Bogdan Nowak	Director Since: 2012
Mr. Nowak is a successful businessman owning and operating several businesses. Mr. Nowak is the founder and President of Rhode Island Novelty, Inc., established in 1986. Headquartered in Fall River, Massachusetts, Rhode Island Novelty, Inc. is the nation’s leading importer and wholesale distributor of novelty toys. At Rhode Island Novelty, Mr. Nowak implemented a carbon neutral shipping program whereby carbon offsets are purchased to account for the carbon footprint associated with outbound shipping. In addition, Mr. Nowak is the President and Owner of Alternate Power & Energy, a developer, owner and operator of solar farms throughout Massachusetts. Alternate Power & Energy generates over 20 million kilowatt hours of energy annually throughout the Commonwealth of Massachusetts. Mr. Nowak has acquired numerous companies that he has integrated into Rhode Island Novelty or run independently. Mr. Nowak serves on the Board of Directors and as Chair of the Finance Committee for the Dunes Club in Narragansett, R.I. Mr. Nowak previously served on the Board of Directors for the United Way of Rhode Island. Mr. Nowak serves as Chair of the Compensation and Nominating and Governance Committees and serves on the Audit Committee.
                                                                                                                                                                                           Mr. Nowak’s experience as an accomplished entrepreneur, with merger and acquisition transactions, integrating teams, his understanding of business operations and finances, knowledge of corporate governance matters, and understanding of environmental matters qualify him to serve on the Board of Directors.

Merrill W. Sherman	Director Since: 2012
Ms. Sherman joined the Board in January 2012 following the Company’s acquisition of Bancorp Rhode Island, Inc. and Bank Rhode Island. Ms. Sherman served as President and Chief Executive Officer of Bancorp Rhode Island, Inc. and Bank Rhode Island from 1996 until 2012. Previously, Ms. Sherman served as President and Chief Executive Officer of two other New England community banks. Ms. Sherman is active in the Rhode Island community; she serves as a director of the Rhode Island Public Television Foundation and as a trustee of Johnson and Wales University. Ms. Sherman served a director of Blue Cross/Blue Shield of Rhode Island for nine years until February 2022 when term limits required she step down. Ms. Sherman supports and has served on the boards of a number of Rhode Island non profit and civic entities. Ms. Sherman serves on the Company’s Executive and Risk Committees.

Ms. Sherman’s years of service as the chief executive officer of several banks provide her with experience in banking and operations matters which, combined with her familiarity with the Rhode Island community, provides value to the Board in its management of the Company’s business.

ROLE OF THE BOARD; CORPORATE GOVERNANCE MATTERS
A critical function of the Board is to oversee the Company’s executive management in the competent and ethical operation of the Company on a day-to-day basis, and to assure that the long-term interests of the stockholders are being served. To satisfy this duty, the Board proactively establishes appropriate policies to ensure that the Company is committed to success through the maintenance of the highest standards of responsibility and ethics.

Members of the Board bring to the Company a wide range of experience and knowledge. These varied skills provide for strong leadership and effective corporate governance. The Board works closely with senior management to ensure effective decision-making, compliance with Company policy and regulations, and strong leadership.

Board Leadership Structure

Mr. Perrault serves as the Company's Chairman of the Board of Directors and Mr. Slotnik currently serves as the Company’s Lead Director. Mr. Perrault also serves as the Company’s Chief Executive Officer. Mr. Slontik is not standing for reelection at the Annual Meeting. The Board of Directors has appointed Thomas J. Hollister to serve as the Company's Lead Director following the Annual Meeting. The Chairman and Chief Executive Officer and the Lead Director work closely to ensure that the strategic goals of the Company’s executive management team are in line with the risk and governance oversight objectives of the Board of Directors. The Board reviews its leadership structure on a regular basis and has determined that having same individual serve as both Chairman of the Board and Chief Executive Officer is in the best interests of the Company and its stockholders. The Board will continue to monitor the appropriateness of this structure on an annual basis.

The Board of Directors encourages strong communication among all of its independent directors, the Lead Director, and the Chairman of the Board. The Board of Directors also believes that it is able to effectively provide independent oversight of the Company’s business and affairs, including risks facing the Company, through the composition of its Board of Directors, the role of the independent Lead Director, the strong leadership of the independent directors and the independent committees of the Board of Directors, and the other corporate governance structures and processes already in place. The Lead Director presides at all meetings of the Board of Directors at which the Chairman is not present and at all meetings of the independent directors or executive sessions of the independent directors; has the authority to call meetings of the independent directors; serves as a liaison between the Chairman and the independent directors; and approves Board of Director meeting agendas. Ten of the eleven members of the Board of Directors are non-management directors, and all of these ten are independent under the rules of Nasdaq, which we refer to as the “Nasdaq rules.” Following the Annual Meeting, seven of the eight members will be independent. All of the directors are free to suggest the inclusion of items on the agenda for meetings of the Board of Directors or raise subjects that are not on the agenda for that meeting. In addition, the Board of Directors and each committee has complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate without consulting or obtaining the approval of any member of management. The Board of Directors also holds regularly scheduled executive sessions of non-management directors in order to promote discussion among the non-management directors and assure independent oversight of management. Moreover, the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee, each of which are comprised entirely of independent directors, also perform oversight functions independent of management.

ROLE OF THE BOARD; CORPORATE GOVERNANCE MATTERS
Risk Oversight

The Board of Directors plays an important role in the risk oversight of the Company. Although the Board recognizes that it is not possible to identify all risks that may affect the Company and its subsidiaries or to develop processes and controls to completely eliminate or mitigate their occurrence or effects, the Board is involved in risk oversight through its direct decision-making authority with respect to significant matters and the oversight of management by the Board of Directors and its committees.

In particular, the Board of Directors administers its risk oversight function through (i) the review and discussion of regular periodic reports to the Board of Directors and its committees on topics relating to risks that the Company faces, including, among others, compliance risk, information security and technology risk, market risk, credit risk, regulatory risk, operations risk, and various other matters relating to the Company’s business, (ii) the required approval by the Board of Directors (or a committee thereof) of significant transactions and other decisions, including, among others, significant new hires and promotions to the Company’s executive management positions, (iii) oversight of the Company’s enterprise risk management function by the Risk Committee, and (iv) the direct oversight of specific areas of the Company’s business by the Audit Committee, including the receipt of regular periodic reports from the Company’s internal and external auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to the Company’s internal control over financial reporting. The Board of Directors also relies on management to bring significant matters impacting the Company and its subsidiaries to the Board’s attention.

The Audit Committee is specifically responsible for reviewing and discussing with management and the Company’s external and internal auditor matters and activities relating to financial reporting and the related internal controls of the Company, and the guidelines and policies that govern the process by which the Company’s exposure to risk is assessed and managed by senior management.

The Risk Committee is specifically responsible for monitoring and reviewing the Company’s enterprise risk management framework and processes, emerging risks, and the adequacy of risk management functions within the Company.

Environmental, Social and Governance

The Company recognizes the long term importance of environmental, social, and governance ("ESG") topics and is focused on aligning our ESG programs with our business strategies and goals while also benefiting our stockholders and contributing to the well-being of our customers, employees, and the communities we serve. Management and the Board consider the impact of ESG when making decisions related to business strategies and goals. Additional information about our ESG programs may also be found on our website, www.brooklinebancorp.com. This website will be updated periodically as our ESG programs develop and mature over time. The website serves as our primary vehicle for sharing information about our ESG programs with interested individuals.

The Board oversees matters related to the ESG topics including the Company's governance policies and practices, risk management and controls, human capital management, and the efforts undertaken by the Company to meet the needs of the communities we serve and how we advance sustainability efforts.

ROLE OF THE BOARD; CORPORATE GOVERNANCE MATTERS
The Company, through the Banks and finance subsidiaries, meets the needs of the communities we serve in a variety of ways. The Banks strive to meet the banking and credit needs of all the communities in which we conduct business via diverse product offerings and community outreach and engagement.

Human Capital Management, Diversity, Equity and Inclusion

The Company strives to create an inclusive environment that encourages, embraces and recognizes the importance of diversity, equity and inclusion ("DEI"). The Company is dedicated to creating, embracing, and supporting a diverse, equitable and inclusive environment which is reflective of the communities we serve. The Board oversees matters related to DEI and human capital management via regular reports from the Company's management. The Company provides equal employment opportunities in all aspects of employment from the hiring and onboarding process to compensation, benefits and opportunities for career advancement, training and development. The Company provides opportunities for continual learning and career development through ongoing performance and development conversations with employees, internally developed training programs, customized corporate training engagements and educational reimbursement programs. Building a workplace culture that fosters these values is an ongoing process which requires participation from the Board, management, and employees. We believe our commitment to living out our core values, actively prioritizing concern for our employees’ well-being, supporting our employees’ career goals, offering competitive wages and providing valuable fringe benefits aids in the hiring and retention of top-performing employees.

Nasdaq Board Diversity Disclosure

The Board recognizes the importance and value of diversity. The Board is including the following matrix related to director diversity in compliance with the requirements set forth by the Nasdaq Board Diversity Rule 5606 and to provide our stockholders with information relative to the composition of our Board. In addition to gender and demographic diversity, we also recognize the value of other diverse attributes that directors may bring to our Board, including veterans of the U.S. military. One of our directors is a veteran of the U.S. military.

Board Diversity Matrix as of March 29, 2024
Total Number of Directors	11
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	8	0	0
Part II: Demographic Background
African American or Black	—	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	1	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	7	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Military Veteran		1

ROLE OF THE BOARD; CORPORATE GOVERNANCE MATTERS
Stockholder Engagement

Management and the Board believe that regular communication with our stockholders provides us with the benefit of their perspective and feedback, and allows management to share our opinions on the Company's position in the market and strategic goals. In 2023, executive management participated in a number of investor presentations, road shows, and conferences. During 2023 the Company attended 7 events. Throughout the year, management responds to direct outreach by stockholders including through calls and emails.

We also conduct annual stockholder outreach campaigns to solicit feedback from our top 25 stockholders ("key stockholders") relative to the Company's compensation and corporate governance practices. As discussed in additional detail in the "Compensation Discussion and Analysis" section of this Proxy Statement, in 2023 these calls were held with our General Counsel and the Chair of our Compensation and Nominating and Governance Committees. In 2023, among the feedback received, investors discussed the average age and tenure of our Board, and our gender diversity. As discussed in this Proxy, four of our long-standing directors retired at the end of 2023, and three additional directors have elected not to stand for reelection at the Annual Meeting. The retirements of these seven directors have reduced the average age of our Board to 66 years and the average tenure of our Board to nine years. Following the Annual Meeting, our Board will be comprised of 37.5% of female directors. We remain committed to strong governance practices, including Board diversity and encourage stockholder communications.

Board Committees

In 2023, the Board met eight times. Each director attended at least 75% of the combined total number of meetings of the Board and board committees of which he or she was a member, and the independent directors meet at least once during the year in executive session. In addition, the Company strongly encourages all directors and nominees to attend the Annual Meeting of Stockholders. All of the directors attended the 2023 Annual Meeting of Stockholders, and the Company anticipates that all of the directors will attend the Annual Meeting.

The Board has five standing committees: Executive Committee, Audit Committee, Compensation Committee, Nominating and Governance Committee, and Risk Committee. Written charters for the standing committees are available on the Company’s website at www.brooklinebancorp.com.

Director	Executive Committee	Audit Committee	Compensation Committee	Nominating and Governance Committee	Risk Committee
Joanne B. Chang		✓	✓	✓
John J. Doyle, Jr.		✓	✓	✓
Margaret Boles Fitzgerald		✓			Chair
Thomas J. Hollister	✓	Chair			✓
Willard I. Hill, Jr.		✓
Bogdan Nowak		✓	Chair	Chair
Charles H. Peck	✓
John M. Pereira					✓
Merrill W. Sherman	✓				✓
Joseph J. Slotnik	Chair		✓	✓	✓

ROLE OF THE BOARD; CORPORATE GOVERNANCE MATTERS

Executive Committee	Meetings in 2023: none
Joseph Slotnik (Chair) Thomas Hollister Charles Peck Merrill Sherman
The Executive Committee is responsible for transacting any business of the Company which properly might come before the Board of Directors, except such business that by law only the full Board is authorized to perform. The Executive Committee documents its proceedings and reports on any actions taken at the next meeting of the Board of Directors.

Audit Committee	Meetings in 2023: 6
Thomas J. Hollister (Chair) Joanne B. Chang John J. Doyle, Jr. Margaret Boles Fitzgerald Willard I. Hill, Jr. Bogdan Nowak
The Audit Committee is responsible for duties including the following: (i) reviewing the scope of the proposed audit, including the adequacy of staffing; (ii) discussing the contents of our audited financial statements with management and the independent auditor; (iii) appointing, compensating, evaluating, overseeing and/or replacing the independent registered public accounting firm; (iv) pre-approving the scope of services provided by and fees paid to the independent registered public accounting firm for audit, audit-related and permitted non-audit-related services; (v) overseeing the internal and external audit function; and (vi) reviewing with management, the Company’s General Counsel and the independent auditor the nature and status of significant legal matters. The Board has determined that each of Messrs. Hollister and Doyle qualify as an “audit committee financial expert,” as defined by the SEC, and that all members of the Audit Committee are independent and financially literate in accordance with the Nasdaq rules. Please see "Audit Committee Report" for the report of the Audit Committee.

Compensation Committee	Meetings in 2023: 8
Bogdan Nowak (Chair) Joanne B. Chang John J. Doyle, Jr. Joseph J. Slotnik
The Compensation Committee is responsible for overseeing the establishment of compensation levels for executive officers of the Company and the Company's subsidiaries and reviewing compensation and related matters. Each member of the Compensation Committee is independent under the Nasdaq rules. Please see "Compensation Committee Report" for the report of the Compensation Committee.

Nominating and Governance Committee	Meetings in 2023: 3
Bogdan Nowak (Chair) Joanne B. Chang John J. Doyle, Jr. Joseph J. Slotnik
The Nominating and Governance Committee is responsible for the annual selection of the candidates to be presented for election as directors, including nomination of sitting directors for re-election, reviewing and monitoring the Board’s adherence to the Nasdaq rules with respect to independence, and reviewing the Company’s committee structure and making any necessary recommendations to the Board of Directors regarding committee appointments. Each member of the Nominating and Governance Committee is independent under the Nasdaq rules.

ROLE OF THE BOARD; CORPORATE GOVERNANCE MATTERS

Risk Committee	Meetings in 2023: 4
Margaret Boles Fitzgerald (Chair) Thomas J. Hollister John M. Pereira Merrill W. Sherman Joseph J. Slotnik
The Risk Committee is responsible for monitoring and reviewing, in conjunction with the other Board committees, or the Board, the enterprise risk management framework and processes for the Company, emerging risks, and the adequacy of risk assessment and management functions. The Risk Committee provides regular reports to the Board of Directors regarding the Company’s risk management framework.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that sets forth standards of ethical business conduct for all directors, officers, and employees of the Company and its subsidiaries. The purpose of the Code of Business Conduct and Ethics is to provide directors, officers, and employees with a framework to make honest, ethical, and legal decisions, ensure full, fair, accurate, timely, and understandable public disclosures in periodic reports required to be filed by the Company, require compliance with applicable laws, rules and regulations, and encourage prompt internal reporting of violations of the Code of Business Conduct and Ethics. All directors, officers, and employees are required to annually certify that they have read and agree to abide by the terms of the Code of Business Conduct and Ethics. All employees receive annual training on the Code of Business Conduct and Ethics. Additionally, the Code of Business Conduct and Ethics is in conformity with the requirements of the Sarbanes-Oxley Act of 2002 and the Nasdaq rules. A copy of the Code of Business Conduct and Ethics and any amendments to or waivers of the requirements therein are available on the Company’s website at www.brooklinebancorp.com.

The Company has also adopted a Code of Ethics for Chief Executive Officer and Senior Financial Officers, which is available on the Company’s website at www.brooklinebancorp.com.

The Board has established a means for employees, customers, stockholders, and other interested parties to submit confidential and anonymous reports of suspected or actual violations of our Code of Business Conduct and Ethics relating to, among other things:

•Accounting practices, internal accounting controls or auditing matters and procedures;
•Theft or fraud of any amount;
•Insider trading;
•Performance and execution of contracts;
•Conflicts of interest; and
•Violations of securities laws.

Any employee, stockholder or other interested party may submit a report to the Audit Committee in writing to: Brookline Bancorp, Inc., Audit Committee, P.O. Box 6024, Providence, Rhode Island 02940.

Reports may also be made by telephone or online via the Company’s Ethics Reporting Hotline, which is administered by NAVEX Global, an independent, third-party monitoring service. The Ethics Reporting Hotline is available seven days per week, twenty-four hours per day. Calls or web reports to the Ethics Reporting Hotline may be anonymous if requested. The Ethics Reporting Hotline can be reached at: (877) 516-3399 or https://www.reportlineweb.com/brkl.

ROLE OF THE BOARD; CORPORATE GOVERNANCE MATTERS
Board Nominations

The Nominating and Governance Committee identifies nominees by evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are first considered for renomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service, or if the Nominating and Governance Committee or the Board decides not to renominate a member for reelection, or if the size of the Board is increased, the Nominating and Governance Committee would seek to identify appropriate director candidates. In addition, the Nominating and Governance Committee is authorized by its charter to engage a third party to assist in the identification of director nominees.

The Nominating and Governance Committee considers whether a nominee, if elected, would have the necessary qualifications, professional background, and core competencies to discharge his or her duties as well as the ability to add something unique and valuable to the Board of Directors as a whole. The Nominating and Governance and the Board considers diversity when identifying and evaluating director nominees. The Nominating and Governance Committee seeks to identify candidates who, at a minimum, have high personal and professional integrity, have demonstrated ability and judgment, and who will be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the stockholders.

The Nominating and Governance Committee will also consider whether a candidate satisfies the criteria for being an independent director under the Nasdaq rules, and if a candidate with financial and accounting experience is sought for service on the Audit Committee, whether the individual is financially literate and qualifies as an audit committee financial expert.

The Nominating and Governance Committee is committed to Board diversity. Following the Annual Meeting, the Company's Board will be comprised of 37.5% gender diverse directors.

Stockholder Nominations

Any stockholder of the Company entitled to vote for the election of directors at the Annual Meeting of Stockholders can submit the names of candidates for director by writing to the Nominating and Governance Committee, care of the Corporate Secretary, Brookline Bancorp, Inc., 131 Clarendon Street, Boston, Massachusetts 02116. To be timely, a stockholder’s notice must be delivered or mailed to and received at the principal executive offices of the Company not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the one-year anniversary of the preceding year’s Annual Meeting of Stockholders; provided, however, that in the event the annual meeting is first convened more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no annual meeting were held in the preceding year, notice by the stockholder to be timely must be received by the Corporate Secretary of the Company not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting of Stockholders or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. To comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") no later than March 10, 2025.

ROLE OF THE BOARD; CORPORATE GOVERNANCE MATTERS
The submission shall include the following information set forth below:

•As to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);
•The name and address of the stockholder giving the notice, as they appear on the Company’s books, and the names and addresses of the other proposing persons (if any); as to each proposing person, any material ownership interests;
•A description of the material terms of all agreements, arrangements or understandings (whether or not in writing) entered into by any proposing person or any of its affiliates or associates with any other person for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Company;
•(A) A description of all agreements, arrangements or understandings by and among any of the proposing persons, or by and among any proposing persons and any other person (including with any proposed nominee(s)), pertaining to the nomination(s) proposed to be brought before the meeting of stockholders (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding), and (B) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the proposing persons to support such nomination(s), and to the extent known the class and number of all shares of the Company’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s); and
•A statement whether or not the stockholder giving the notice and/or the other proposing person(s), if any, will deliver a proxy statement and form of proxy to holders of at least the percentage of voting power of all of the shares of capital stock of the Company reasonably believed by such proposing person to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder.
A nomination for Board candidates submitted by a stockholder for presentation at an Annual Meeting must comply with the procedural and informational requirements as outlined in the By-laws of the Company.

No stockholder nominations were submitted for the Annual Meeting.

Communications with the Board

Stockholders who wish to communicate with the Board or with any director can write to the Nominating and Governance Committee, care of the Corporate Secretary, Brookline Bancorp, Inc., 131 Clarendon Street, Boston, Massachusetts 02116. This letter should indicate that the author is a stockholder and if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, the Corporate Secretary will forward the communication to the director(s) to whom it is addressed, or, if the inquiry is a request for information about the Company or a stock-related matter for example, the Corporate Secretary will respond directly. The Corporate Secretary will not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

ROLE OF THE BOARD; CORPORATE GOVERNANCE MATTERS
At each Board meeting, the Corporate Secretary shall present a summary of all communications received, if any, since the last meeting and make those communications available to the directors upon request.

Transactions with Related Parties

Pursuant to various regulatory requirements and other applicable law, the boards of the Company and its subsidiaries, Bank Rhode Island, PCSB Bank and Brookline Bank, must approve certain extensions of credit, contracts and other transactions between the Company’s subsidiaries and any director or executive officer. The Company has adopted written policies and procedures to implement these requirements which state, in essence, that any transaction between the Company, its subsidiaries and any director or executive officer, or any of their affiliates or immediate family members, may be made on terms comparable to those which the Company would reach with an unrelated, similarly-situated third-party and must be approved in advance by a vote of the Board. The office of the Company’s General Counsel is responsible for the oversight of the Company’s policy regarding related party transactions, which is typically applied to extensions of credit and any other financial transactions of a material nature between the Company, its subsidiaries, and any director or executive officer. Any director or executive officer involved in such a transaction leaves the meetings while the Board considers and votes upon the transaction.

Since January 1, 2023, neither the Company nor its present or former subsidiaries has been a party to any transaction or series of transactions in which the amount involved exceeded $120,000 and which any director, executive officer, or holder of more than 5% of the Company’s stock, or any members of the immediate family of any such person, had or will have a direct or indirect material interest with the exception of a lease agreement between Brookline Bank and Flour Bakery, a related interest of Ms. Chang. The lease agreement was entered into before Ms. Chang joined the Company's Board and provides for incremental rent adjustments which are consistent with market terms. In 2023, these lease payments exceeded $120,000 annually for the first time and are anticipated to exceed this amount in subsequent years.

Some of the directors and executive officers of the Company, as well as members of their immediate families and the companies, organizations, trusts, and other entities with which they are associated are, or during 2023 were, also customers of Brookline Bank, Bank Rhode Island and PCSB Bank in the ordinary course of business, or had loans outstanding during 2023. It is anticipated that such persons and their associates will continue to be customers of and indebted to Brookline Bank, Bank Rhode Island and PCSB Bank in the future. All such loans were made in the ordinary course of business, did not involve more than normal risk of collectability or present other unfavorable features, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with unaffiliated persons and, where required by law, were approved by the applicable Bank’s Board of Directors. None of these loans to directors, executive officers or their associates is nonperforming.

Compensation Committee Interlocks and Insider Participation
During the year ended December 31, 2023, the members of the Compensation Committee were Messrs. Slotnik, Doyle, Hackett, and Nowak and Ms. Chang. Mr. Hackett retired from the Board on December 31, 2023. None of these persons has served as an officer or employee of the Company. None of these persons had any relationships with the Company requiring disclosure under applicable rules and regulations of the SEC.

ROLE OF THE BOARD; CORPORATE GOVERNANCE MATTERS
Insider Trading Policy

The Board of Directors annually reviews and approves the Company’s policy with regard to insider trading. The Company’s Insider Trading Policy prohibits insiders from pledging shares on margin, trading in derivative securities of the Company’s common stock, engaging in short sales of the Company’s securities, or purchasing any other financial instrument that is designed to hedge or offset any decrease in the market value of the Company’s securities.

Stock Ownership Guidelines

The Compensation Committee believes that Company stock ownership by the Board and executive officers strengthens their commitment to the Company’s future and further aligns their interests with those of the Company’s stockholders.  The Compensation Committee encourages the Company’s directors and executive officers to purchase and own Company stock and discourages sales of Company stock except pursuant to a pre-arranged plan.  In 2021, the Board adopted stock ownership guidelines (the "Guidelines") for the Company's directors. The Guidelines provide that all members of the Board will maintain ownership of Company stock with a market value equal to a minimum of three times the value of the total annual cash retainer paid to a member of the Board for serving on the Company’s Board. Members of the Board have a period of five years from the date of their election to the Board, or, in the case of existing directors, a period of five years from the date of the adoption of the Guidelines, to satisfy this requirement.

Directors may satisfy the stock ownership requirements with the following forms of stock ownership:
direct ownership, joint ownership, beneficial ownership, and unvested shares of time-based restricted stock.

Directors satisfy the applicable stock ownership guidelines if either (i) the aggregate price paid by the director for such shares of common stock equals or exceeds three times his or her total annual cash retainer or (ii) the fair market value of such shares of common stock equals or exceeds such amount, as calculated at the closing price on the last trading day of each calendar year.

The Board will review compliance with the Guidelines on an annual basis. Current members of the Board in 2021 have until 2026 to satisfy the requirement set forth in the Guidelines. As of December 31, 2023, all directors with at least five years of service were in compliance with the Guidelines.

The Board is of the view that the number of shares of the Company’s stock owned by each executive officer is a personal decision and, independent of any stock ownership requirements that are imposed by law, does not require executive officers to purchase and/or own Company stock. The Compensation Committee will continue to review the Company’s position regarding Company stock ownership on an annual basis to evaluate the stock ownership practices of directors and executive officers and to consider any necessary changes or enhancements to the Company’s position regarding Company stock ownership.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

Persons and groups who beneficially own in excess of five percent of the Company's common stock are required to file certain reports with the SEC regarding ownership. The following table sets forth, as of the Record Date, the shares of common stock beneficially owned by each person who was the beneficial owner of more than five percent of the Company’s common stock, including shares owned by its directors.

Name and Address of Owner	Shares of Common Stock	Percent of Class of Ownership
BlackRock, Inc.(1)	13,121,572	14.80%
50 Hudson Yards
New York, NY 10001

The Vanguard Group, Inc. (2)	10,091,274	11.36%
100 Vanguard Blvd.
Malvern, PA 19355

Dimensional Fund Advisors LP (3)	5,008,133	5.60%
Building One
6300 Bee Cave Road
Austin, TX 78746

Fuller & Thaler Asset Management, Inc. (4)	4,588,423	5.16%
411 Borel Avenue, Suite 300
San Mateo, CA 94402

Prudential Financial, Inc. (5)	4,759,033	5.36%
751 Broad Street
Newark, NJ 07102

Jennison Associates LLC (6)	4,493,648	5.10%
466 Lexington Avenue
New York, NY 10017

1	Based exclusively on a Schedule 13G/A filed by BlackRock, Inc. on January 22, 2024. The filer claimed sole power to vote or to direct the vote of 12,959,610 shares and the sole power to dispose or to direct the disposition of 13,121,572 shares
2	Based exclusively on a Schedule 13G/A filed by The Vanguard Group, Inc. on February 13, 2024. The filer claimed sole power to vote or direct the vote of 0 shares and the sole power to dispose or to direct the disposition of 9,881,170 shares.
3	Based exclusively on a Schedule 13G/A filed by Dimensional Fund Advisors LP on February 14, 2024. The filer claims sole power to vote or direct the vote of 4,902,014 shares and the sole power to dispose or direct the disposition of 5,008,133 shares.
4	Based exclusively on a Schedule 13G/A filed by Fuller & Thaler Asset Management, Inc. on February 12, 2024. The filer claims sole power to vote or direct the vote of 4,497,755 shares and the sole power to dispose or direct the disposition of 4,588,423 shares.
5	Based exclusively on a Schedule 13G/A filed by Prudential Financial, Inc. ("Prudential") on February 13, 2024. The filer claims sole power to vote or direct the vote of 130,487 shares and the sole power to dispose or direct the disposition of 130,487 shares. 4,493,648 of the shares being reported by Prudential are also being reported by its subsidiary, Jennison Associates LLC (see footnote 6 below).
6	Based exclusively on a Schedule 13G/A filed by Jennison Associates LLC on February 8, 2024. The filer claims sole power to vote or direct the vote of 4,493,648 shares and the sole power to dispose or direct the disposition of 0 shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table details, as of the Record Date, information concerning the beneficial ownership of our common stock by:
•Each director;
•Each of our named executive officers; and
•All directors and executive officers as a group.

Name and Address of Beneficial Owner*	Age	Position	Director Since (1)	Term Expires	Number of Shares Beneficially Owned (2)	Percent of Class (3)
Janytra M. Brooks	41	Chief Human Resources Officer	N/A	N/A	33,317 (4)	**
Carl M. Carlson	60	Co-President, Chief Financial Officer	N/A	N/A	155,339 (5)	**
Joanne B. Chang	54	Director	2018	2025	18,768 (6)	**
James M. Cosman	73	Chief Operations Officer	N/A	N/A	73,049 (7)	**
John J. Doyle, Jr.	90	Director	2006	2024	56,668 (8)	**
Darryl J. Fess	62	President and Chief Executive Officer, Brookline Bank	N/A	N/A	86,824 (9)	**
Margaret Boles Fitzgerald	68	Director	2013	2026	32,818 (10)	**
Michael P. Goldrick	58	President and Chief Executive Officer, PCSB Bank	N/A	N/A	36,989 (11)	**
Willard I. Hill, Jr.	68	Director	2023	2024	24,362 (12)	**
Thomas J. Hollister	69	Director	2009	2024	53,868 (13)	**
Marissa Martin	41	General Counsel & Corporate Secretary	N/A	N/A	29,686 (14)	**
Michael W. McCurdy	55	Co-President, Chief Operating Officer	N/A	N/A	85,477 (15)	**
Mark J. Meiklejohn	60	Chief Credit Officer	N/A	N/A	99,215 (16)	**
Bogdan Nowak	60	Director	2012	2026	239,629 (17)	**
Charles H. Peck	83	Director	1995	2024	151,803 (18)	**
John M. Pereira	67	Director	2015	2025	40,168 (19)	**
Paul A. Perrault	72	Chairman and Chief Executive Officer	2009	2024	579,053 (20)	**
Merrill W. Sherman	75	Director	2012	2026	49,668 (21)	**
Joseph J. Slotnik	87	Lead Director	1970	2024	195,943 (22)	**
William Tsonos	56	President and Chief Executive Officer, Bank Rhode Island	N/A	N/A	32,092 (23)	**
Directors and Officers as a
Group (24 persons)					2,265,595	2.55%

*	Unless otherwise indicated, the address is c/o Brookline Bancorp, Inc., 131 Clarendon Street, Boston, MA 02116.
**	Less than 1%.
1	The dates for Mr. Peck and Mr. Slotnik reflect their initial appointment to the Board of Trustees of Brookline Bank.
2	The number of shares of common stock “beneficially owned” by each stockholder is determined under rules issued by the SEC regarding the beneficial ownership of securities. This information is not necessarily indicative of beneficial ownership for any other purpose. “Number of Shares Beneficially Owned” includes shares of common stock that may be acquired upon the exercise of options to acquire shares of common stock that are exercisable on or within 60 days after March 15, 2024. Except as otherwise noted, each beneficial owner has sole voting and investment power over the shares and units.
3	The total number of shares outstanding used in calculating this percentage assumes the exercise of all options to acquire shares of common stock that are exercisable on or within 60 days after March 15, 2024 held by the beneficial owner and that no options held by other beneficial owners are exercised.
4	Includes 29,339 shares of unvested restricted stock as to which she has sole voting and investment power; 3,747 shares as to which she has sole voting and investment power; and 231 shares held by the Employee Stock Ownership Plan ("ESOP") for her account as to which she has shared voting power.
5	Includes 54,302 shares of unvested restricted stock as to which he has sole voting and investment power; 100,005 shares as to which he has sole voting and investment power; and 1,032 shares held by the Employee Stock Ownership Plan ("ESOP") for his account as to which he has shared voting power.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

6	Includes 5,682 shares of unvested restricted stock as to which she has sole voting and investment power and 13,086 shares as to which she has the sole voting and investment power.
7	Includes 41,007 shares of unvested restricted stock as to which he has sole voting power; 28,866 shares as to which he has sole voting and investment power and 3,099 shares held by the ESOP for his account as to which he has shared voting power.
8	Includes 5,682 shares of unvested restricted stock as to which he has sole voting and investment power; 2,400 shares held by the Kathryn W. Doyle Trust, of which Mr. Doyle is a beneficiary; and 48,586 shares held by the Doyle Family Trust, of which Mr. Doyle is trustee.
9	Includes 41,559 shares of unvested restricted stock as to which he has sole voting and investment power; 42,738 shares as to which he has sole voting and investment power; and 2,527 shares held by the ESOP for his account as to which he has shared voting power.
10	Includes 5,682 shares of unvested restricted stock as to which she has sole voting and investment power; 26,486 shares as to which she has sole voting and investment power; and 650 shares held by an IRA account as to which she has sole voting and investment power.
11	Includes 16,572 shares of unvested restricted stock as to which he has sole voting and investment power, 15,416.86 shares as to which he has sole voting and investment power; and 5,000 shares held by his IRA account as to which he has sole voting power. Mr. Goldrick participates in the Company's Dividend Reinvestment Program which results in the allocation of partial shares. Shares of ownership are rounded for inclusion in the above table.
12	Includes 5,682 shares of unvested restricted stock as to which he has sole voting power; 17,949 shares as to which he has sole voting and investment power; and 731 shares held in an IRA account as to which he has sole voting and investment power.
13	Includes 5,682 shares of unvested restricted stock as to which he has sole voting power; 40,486 shares as to which he has sole voting and investment power; 5,400 shares held in an IRA account as to which he has sole voting and investment power; 2,300 shares held by The Thomas J. Hollister Trust, of which Mr. Hollister is a beneficiary.
14	Includes 24,054 shares of unvested restricted stock as to which she has sole voting and investment power; 4,811 shares as to which she has sole voting and investment power; and 821 shares held by the Employee Stock Ownership Plan ("ESOP") for her account as to which she has shared voting power.
15	Includes 36,328 shares of unvested restricted stock as to which he has sole voting power; 29,156 shares as to which he has sole voting and investment power and 1,623 shares held by the ESOP for his account as to which he has shared voting power.
16	Includes 38,396 shares of unvested restricted stock as to which he has sole voting power; 59,196 shares as to which he has sole voting and investment power and 1,623 shares held by the ESOP for his account as to which he has shared voting power.
17	Includes 5,682 shares of unvested restricted stock as to which he has sole voting power and 233,946.7120 shares as to which he has sole voting and investment power. Mr. Nowak participates in the Company's Dividend Reinvestment Program which results in the allocation of partial shares. Shares of ownership are rounded for inclusion in the above table.
18	Includes 5,682 shares of unvested restricted stock as to which he has sole voting power; 102,919 shares as to which he has sole voting and investment power; 15,865.8129 shares held by the ESOP for his account as to which he has shared voting power; and 27,337 shares held by his IRA as to which he has sole voting and investment power. Mr. Peck's ESOP account contains partial shares due to the nature of ESOP administration. These totals are rounded for inclusion in the above table.
19	Includes 5,682 shares of unvested restricted stock as to which he has sole voting and investment power and 34,486 shares as to which he has sole voting and investment power.
20	Includes 139,640 shares of unvested restricted stock as to which he has sole voting power; 360,097 shares as to which he has sole voting and investment power; 75,000 shares held by the Paul A. Perrault GRAT #3 as to which he has sole voting and investment power; and 4,160 held by the ESOP for his account as to which he has shared voting power.
21	Includes 5,682 shares of unvested restricted stock as to which she has sole voting power and 43,986 shares as to which she has sole voting and investment power.
22	Includes 5,682 of unvested restricted stock as to which he has sole voting power; 163,392 shares as to which he has sole voting and investment power and 26,869 shares owned by his spouse, as to which he has no voting and investment power.
23	Includes 21,215 shares of unvested restricted stock as to which he has sole voting power; 9,685 shares as to which he has sole voting and investment power and 1,192 shares held by the ESOP for his account as to which he has shared voting power.
24	No shares have been pledged as collateral for a loan, in a broker margin account, or otherwise.
N/A	Not Applicable

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

Delinquent Section 16(a) Reports
Pursuant to federal securities laws, our directors, certain executive officers, and beneficial owners of more than 10% of the Company's stock are required to report their beneficial ownership, and any changes in that beneficial ownership, to the SEC in accordance with reporting requirements set forth by the SEC. We are required to report in this Proxy Statement any late filings made by our directors or executive officers in 2023. Based on the Company's review of the filings, the Company believes its directors and executive officers timely complied with the reporting requirements of Section 16 of the Exchange Act for the period ended December 31, 2023 except for one late filing for the Company's Co-President and Chief Financial & Strategy Officer.

DIRECTOR COMPENSATION

The Company’s primary goal relative to director compensation is to provide competitive and reasonable compensation to non-officer directors to attract and retain qualified candidates to serve on the Company’s Board. Directors who are also employees of the Company are not eligible to receive board fees. All fees earned are paid in cash and are eligible for deferral under the Nonqualified Deferred Compensation Plan, details of which are provided in the "Executive Compensation - Compensation Discussion and Analysis" portion of this Proxy Statement. With regard to director participation in the Nonqualified Deferred Compensation Plan, directors may elect to defer from 25% to 100% of their annual retainer for service on the Board of Directors of the Company. Directors may be reimbursed for reasonable and necessary expenses incurred in connection with their service.

The following table sets forth certain information as to the total remuneration paid to our directors other than Mr. Perrault for the year ended December 31, 2023. No compensation was paid to Mr. Perrault for his services as a director.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	Total ($)
Joanne B. Chang	60,000	60,000	-	120,000
David C. Chapin	60,000	60,000	-	120,000
John J. Doyle, Jr.	60,000	60,000	-	120,000
Margaret Boles Fitzgerald	60,000	60,000	-	120,000
John A. Hackett	60,000	60,000	11,583	120,000
John L. Hall, II	60,000	60,000		120,000
Thomas J. Hollister	72,500	60,000	-	132,500
Willard I. Hill, Jr.	60,000	60,000	-	120,000
Bogdan Nowak	72,500	60,000	-	132,500
Charles H. Peck	60,000	60,000	-	120,000
John M. Pereira	60,000	60,000	-	120,000
Merrill W. Sherman	60,000	60,000	-	120,000
Joseph J. Slotnik	100,000	60,000	-	160,000
Peter O. Wilde	72,500	60,000	—	132,500

1	Reflects all fees earned or paid for services as a director of Brookline Bancorp, Inc. and Brookline Bank. Also includes amounts which have been deferred at the election of the non-employee directors and compensation for serving on the committees of the Board of Directors. Mr. Slotnik received $40,000 for services as Lead Director of the Board, Mr. Hollister received $12,500 for services as Chair of the Audit Committee, and Mr. Nowak received $12,500 for services as Chair of the Compensation and Nominating and Governance Committees.
2	Each non-employee director in office on August 2, 2023 received a discretionary restricted stock award with a value of $60,000 which vests one year from the grant date. The dollar value is the grant date fair value of the awards, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("FASB ASC Topic 718"). The grant date fair value is calculated by dividing the dollar value of the grant amount by the closing price of the Company's common stock on the date of grant. The August 2, 2023 awards represent the only unvested restricted stock awards held by the directors as of December 31, 2023. Four of the Company's directors retired as of December 31, 2023. The Compensation Committee voted to accelerate the vesting of the August 2, 2023 grants to these four directors. The grants were valued at $60,000 on the date of grant. As of December 29, 2023 (the date of vesting), the shares were valued at $61,990.
3	Reflects interest earned on amounts deferred pursuant to the Company's Nonqualified Deferred Compensation Plan. The Company does not pay above market interest rates for the Nonqualified Deferred Compensation Plan.

DIRECTOR COMPENSATION

Cash Retainer for Non-Employee Directors

The following table sets forth the applicable retainers paid to our non-employee directors for their services on the Board of Directors of Brookline Bancorp, Inc. and Brookline Bank during 2023:

Annual Retainer	$60,000	(1)
Lead Director of the Board	$40,000
Chair of the Audit Committee	$12,500
Chair of the Compensation Committee	$12,500
Chair of the Nominating and Governance Committee	$12,500
Chair of the Risk Committee	$12,500

1	Mr. Perrault, as an employee director, did not receive an annual retainer.

EXECUTIVE OFFICERS
The following sets forth certain information regarding executive officers of the Company. Information pertaining to Mr. Perrault, who is both a director and an executive officer of the Company, may be found in the section entitled “Proposal 1: Election of Directors.”

Name	Position with Company	Age
Janytra M. Brooks	Chief Human Resources Officer	41
Carl M. Carlson	Co-President and Chief Financial & Strategy Officer	60
James M. Cosman	Chief Operations Officer	73
Darryl J. Fess	President and Chief Executive Officer, Brookline Bank	62
Michael P. Goldrick	President and Chief Executive Officer, PCSB Bank	58
Marissa Martin	General Counsel and Corporate Secretary	41
Michael W. McCurdy	Co-President and Chief Operating Officer	55
Mark J. Meiklejohn	Chief Credit Officer	60
William C. Tsonos	President and Chief Executive Officer, Bank Rhode Island	56

Janytra M. Brooks, Chief Human Resources Officer. Ms. Brooks joined the Company as its Vice President, Human Resources Manager in 2018 and became the Company Chief Human Resources Officer on October 1, 2020. From 2016 to 2018, Ms. Brooks served as Human Resources Manager for Global Capacity, a connectivity as a service company based in Waltham, Massachusetts. Prior to that, from 2013 to 2016, Ms. Brooks served as Director, Human Resources for Goji, an online car insurance purchasing platform. Prior to her time at Goji, Ms. Brooks served in various Human Resources roles in the technology and health care industries. Ms. Brooks received her Bachelor of Arts in Psychology from the University of Hartford, a certificate in Diversity, Equity and Inclusion from Cornell University, Boston's Future Leaders Certificate, and is certified by the Society for Human Resource Management. Ms. Brooks is a member of the Society for Human Resources Management and Northeast Human Resources Association.

Carl M. Carlson, Co-President and Chief Financial & Strategy Officer. Mr. Carlson currently serves as the Company's Co-President and Chief Financial & Strategy Officer. From 2014 through June 2021, Mr. Carlson served as the Company’s Chief Financial Officer. From 2011 until 2014, Mr. Carlson served as a Senior Vice President and Deputy Chief Financial Officer for Webster Financial Corporation and as Senior Vice President and Director of Finance from 2007 to 2011. From 1986 until 2007, Mr. Carlson was employed by North Fork Bancorporation in a series of positions, including Senior Vice President, Strategic Planning and Corporate Development. Mr. Carlson earned a Master's in Business Administration from Dowling College and a Bachelor's Degree in Finance from Clarkson University.
James M. Cosman, Chief Operations Officer. Mr. Cosman will retire from his position as Chief Operations Officer to April 1, 2024 and remain with the Company with responsibility for certain special projects. From 2009 - April 1, 2024, Mr. Cosman was responsible for the Company’s operations and information technology departments, as well as cash management and underwriting for mortgage and consumer loans. From 2000 to 2009, Mr. Cosman was a senior executive in bank underwriting and operations at Sovereign Bank, where he managed the Lending and Operations divisions.  Mr. Cosman earned a Master’s in Business Administration from Western New England University and a Bachelor of Arts degree from Syracuse University.

EXECUTIVE OFFICERS
Darryl J. Fess, President and Chief Executive Officer, Brookline Bank. Mr. Fess has served as President and Chief Executive Officer and a member of the Board of Directors of Brookline Bank since 2016. Mr. Fess joined Brookline Bank in May 2010 as its Vice President, Commercial Real Estate Lending and was promoted to Senior Vice President Division Executive, in September 2011 and Executive Vice President in December 2015. From 1998 until 2010, Mr. Fess was employed by Wainwright Bank & Trust Company in a series of positions advancing to Senior Vice President in Commercial Real Estate Lending. During his time at Wainwright, Mr. Fess served as a member of the management committee responsible for strategic planning, new business development, and sales process improvements. Mr. Fess serves on the Board of Directors for Supportive Living Inc., a nonprofit based in Woburn dedicated to supporting survivors of brain injuries. Mr. Fess holds a Masters of Business Administration from Providence College in Providence, RI, and a Bachelor of Arts in Economics from Boston University. Mr. Fess is also a graduate of the American Bankers Association Stonier Graduate School of Banking.

Michael P. Goldrick, President and Chief Executive Officer, PCSB Bank. Michael P. Goldrick is the President and Chief Executive Officer of PCSB Bank and the Chairman of the Board of Directors of PCSB Bank. From 2012 until his appointment as President and Chief Executive Officer in January 2023, Mr. Goldrick served as Executive Vice President and Chief Lending Officer of PCSB Bank. Prior to joining PCSB Bank, Mr. Goldrick held various management and executive positions in the banking industry. Mr. Goldrick served as Senior Vice President, Team Leader Commercial Banking for Provident Bank from 2008 through 2012. Mr. Goldrick served as Executive Vice President, for Business and Professional Banking at Hudson Valley Bank from 2005 through 2008 and from 2001 through 2005, Mr. Goldrick served as Vice President, Commercial Loans, M&T Bank, specializing in middle market loans. Mr. Goldrick holds an MBA in Finance from Fordham University.

Marissa Martin, General Counsel and Corporate Secretary. Ms. Martin currently serves as the Company’s General Counsel. From 2012 through July 2021, Ms. Martin served as the Company's Associate General Counsel. Ms. Martin earned her LL.M. degree in Taxation from Boston University, her Juris Doctor degree from New England School of Law and her Bachelor of Arts degree from Emerson College. Ms. Martin is also a graduate of the American Bankers Association Stonier Graduate School of Banking and holds a certificate in leadership from the Wharton School of the University of Pennsylvania.

Michael W. McCurdy, Co-President and Chief Operating Officer. Mr. McCurdy currently serves as the Company’s Co-President and Chief Operating Officer with oversight responsibilities for all aspects of the Company’s business and operations units. Among the areas Mr. McCurdy oversees are the Company’s subsidiary banks and the Company’s functional operations areas including: Information Technology/Security, Commercial Payments, Human Resources, Risk (including Compliance, BSA, and Fraud) and Loan and Deposit Servicing. From 2011 through June 2021, Mr. McCurdy served as the Company's Chief Risk Officer, General Counsel and Corporate Secretary with responsibility for legal operations as well as Risk, Compliance, BSA, Fraud, and Information Security. From 2007 until 2011, Mr. McCurdy served as an Executive Vice President, General Counsel and Corporate Secretary for Danvers Bancorp, Inc., overseeing the Company's legal and retail areas. Mr. McCurdy was President and Chief Executive Officer of BankMalden from 2001 to 2007. Mr. McCurdy is an Adjunct Professor of Law at Suffolk Law School and currently teaches Banking Law. Mr. McCurdy earned his Juris Doctor degree from Suffolk Law School and his Bachelor of Arts degree from the University of California at Santa Barbara.

Mark J. Meiklejohn, Chief Credit Officer. Mr. Meiklejohn currently serves as the Company’s Chief Credit Officer. From January 2012 to October 2022, Mr. Meiklejohn served as President and Chief Executive Officer and a member of the Board of Directors of Bank Rhode Island. Mr. Meiklejohn joined Bank Rhode Island in January 2006 as the Director of Commercial Banking. In 2008, he became the Chief Lending

EXECUTIVE OFFICERS
Officer of Bank Rhode Island, responsible for all lending activities as well as cash management, business development, and oversaw the operations at Macrolease, Inc., Bank Rhode Island's leasing subsidiary. Prior to joining Bank Rhode Island, Mr. Meiklejohn was a Senior Vice President in middle market lending with Citizens Bank. Mr. Meiklejohn began his career at Fleet Bank in 1985. Mr. Meiklejohn earned a bachelor's degree from the University of Connecticut.

William C. Tsonos, President and Chief Executive Officer, Bank Rhode Island. Mr. Tsonos is President and Chief Executive Officer and a member of the Board of Directors of Bank Rhode Island. Mr. Tsonos previously served as Executive Vice President, Commercial Lending and was responsible for the Bank’s commercial loan portfolio and commercial deposits. Mr. Tsonos joined Bank Rhode Island in 2006. Prior to joining Bank Rhode Island, Mr. Tsonos was a Senior Vice President for Middle Market Lending at Citizens Bank. Mr. Tsonos is a Governor of The Miriam Hospital Foundation and is Vice Chairman of the Woonsocket (Rhode Island) Investment Board.

EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS
Overview

The Compensation Discussion and Analysis ("CD&A") provides a description of the roles and responsibilities of the Compensation Committee (the “Compensation Committee” or the “Committee”) of the Company’s Board of Directors. Additionally, this CD&A describes the Company's executive compensation philosophy, guidelines and programs, and the material factors affecting the Company's decisions regarding the compensation of its senior executives. The Named Executive Officers (the “Named Officers”) for 2023 are:

Paul A. Perrault	Chief Executive Officer
Carl M. Carlson	Co-President and Chief Financial & Strategy Officer
Michael W. McCurdy	Co-President and Chief Operating Officer
Darryl J. Fess	President and Chief Executive Officer, Brookline Bank
Mark J. Meiklejohn	Chief Credit Officer

Executive Summary
Business Performance Achievements

For the fiscal year ended December 31, 2023, the Company achieved steady profitability and growth despite a challenging external market. In 2023, the Company completed the acquisition and successful integration of PCSB Financial Corporation ("PCSB Financial") and PCSB Bank with PCSB Bank operating as a subsidiary bank of the Company. The Company's total assets increased by $2.2 billion from December 31, 2023 with total loans increasing by $2 billion and total deposits increasing by $2 billion, both as of the same time period. More information about the Company's 2023 performance may be found in our Form 10-K, which was filed with the SEC on February 27, 2024 and amended on March 4, 2024.

Compensation Standards, Philosophy and Objectives

Our executive compensation program is grounded in the following policies and practices, which promote sound compensation governance, enhance our pay-for-performance philosophy and further align our executive's interests with those of our stockholders:

What We Do	What We Don't Do
Balance executive's short-term and long-term compensation to discourage short-term risk taking at the expense of long-term growth	Encourage excessive risk taking by removing incentives that focus on single performance goals which may be a detriment to our Company
Emphasis on performance-based or "at risk" compensation	No significant perquisites
Insider Trading Policy that includes anti-hedging and pledging policy	No excise or tax gross ups in our employment or change in control agreements
Independent Compensation Consultant engaged by the Compensation Committee	Our equity plan does not permit the repricing of stock options that are out of the money
Clawback Policy that requires recoupment in the event of a material financial restatement	No "single trigger" change in control severance

EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS

Double trigger change in control ("CIC") - CIC benefits are only paid upon termination event following a CIC	Dividends are not paid on unearned restricted stock
Compensation Consultant provides competitive benchmarking on our compensation practices annually to ensure executive compensation is consistent with market practices

Compensation Philosophy and Objectives

Compensation Philosophy: The Compensation Committee believes that the Company’s success is highly dependent on the ability to hire and retain qualified executives who have the potential to influence performance and enhance stockholder value over time. The Compensation Committee works with the independent compensation consultant and, as applicable, executive management to develop a comprehensive executive compensation program, one that is competitive in the marketplace, rewards strong and prudent corporate performance, and that is aligned with stockholder interests. The Compensation Committee reviews the executive compensation program on an annual basis to ensure the program remains aligned with the Company's compensation philosophy and business objectives. The Company's compensation philosophy recognizes the importance of individual achievements and strives to reward those behaviors while also emphasizing overall corporate achievement as discussed in this CD&A.

Pay for Performance: A substantial portion of each Named Officer's total compensation is variable and contingent upon the attainment of certain specific and measurable annual- and long-term business performance objectives.

Stockholder Alignment: Our Named Officers are compensated and rewarded through a mix of components (base salaries, annual- and long-term incentives) designed to create long-term value for our stockholders and foster an environment of sustainable performance.

Competitiveness: Target compensation is set at a level that is competitive with offerings for comparable positions at other similarly-sized institutions in which we compete for business and talent. Our Compensation Committee does not have a stated target percentage for each position.

Attraction and Retention: The executive compensation program is designed to enable the Company to retain superior executive talent, and as appropriate, attract new executives.

Stockholder Support: At our 2023 Annual Meeting of Stockholders, our executive compensation program received 79.97% support from our stockholders. Please refer to the "Considerations of Say on Pay Advisory Vote" for more details.

EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS
Compensation Mix

Our executive compensation program is comprised of the following elements:

Compensation Component	Form	Purpose
Base Salary	Cash	Provide a fixed level of pay that recognizes the Named Officer's scope of responsibilities, skills, performance and experience relative to his or her role
Short-Term Incentive Program	Cash (At-Risk and variable)	Motivate and reward Named Officer's for achievement of annual Company goals that support the Company's long-term strategic plan
Long-Term Incentive Program	Equity (At-Risk and variable)	Provide incentives to Named Officers to execute the Company's longer-term financial and strategic growth goals which contribute to stockholder value generation

Compensation Policies and Practices

A summary of some of our Compensation Policies and Practices is provided below.

Summary
Clawback Policy	The Company has adopted the Clawback Policy that is compliant with the rules issued by the SEC and the Nasdaq Stock Market. Pursuant to the Policy, in the event the Company is required to file a financial restatement with the SEC, the Company may recoup incentive-based compensation received by the Named Officers (and other specified members of executive management) in excess of that which would have been received had the financial results been properly reported. For more information, please refer to the "Clawback Policy" section of this Proxy, below.
Insider Trading Policy	The Company has adopted an Insider Trading Policy that applies to directors, officers, employees, and consultants with respect to trading in the Company's securities. The Company prohibits the unauthorized disclosure of any nonpublic information acquired as a result of an individual's employment or other relationship with the Company or any of its subsidiaries, as well as the misuse of material nonpublic information about the Company or any of its subsidiaries or their respective businesses in securities trading. For more information, please see the "Role of the Board; Corporate Governance" section of this Proxy Statement.
Prohibition on Hedging	Our Insider Trading Policy prohibits insiders from speculating in our stock including, but not limited to: short selling, buying or selling publicly traded options, included writing covered calls, and hedging or any other type of derivative arraignment that has a similar economic outcome.
Prohibition on Pledging	Our Insider Trading Policy prohibits insiders from purchasing Company securities on the margin, borrowing against Company securities held in a margin account, or pledging Company securities as collateral for a loan.
Equity Grant Practice	Our practice is to approve annual equity award to eligible recipients, including the Named Officers, on an annual basis. There may be exceptions to this practice for new hires or other off-cycle awards. We do not backdate equity awards and we do not coordinate grants of equity information so they are made before announcement of favorable information, or after the announcement of unfavorable information. The Company's equity awards are granted at fair market value on a fixed date or event. We do not grant stock options with "reload" features, nor do we loan funds to employees to permit them to exercise stock options. We do not reprice stock options.

EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS

Tax Considerations	In general, the Company may not take an annual deduction for Named Officer compensation in excess of $1 million unless an exception applies. Due to the continued importance and benefits to the Company and our stockholders of awarding compensation that is structured to properly incentivize our executive officers, the Compensation Committee believes that it is in our best interests to retain flexibility in awarding compensation, even if some awards may be non-deductible compensation expenses to the Company.
Compensation Committee Interlocks and Insider Participation	The members of our Compensation Committee are all independent directors. Our Compensation Committee members have not served as employees of the Company or any of our subsidiaries, and there are no common participants between the Compensation Committee and any of the entity of the Company.

Consideration of Say On Pay Advisory Vote

At our May 10, 2023 annual meeting, we held a say-on-pay vote, which is a non-binding advisory vote in support of the compensation of our Named Officers. The Company received the support of approximately 79.97% of the votes cast, which was significantly higher than the support of approximately 65% of the votes case in the prior year. Prior to 2021, and since the inception of the say on pay vote, the Company has consistently received approval of more than 90% of the votes cast.

The Company engages in an annual stockholder outreach campaign. For 2023, the stockholder outreach initiative was conducted in two parts: first, feedback was solicited prior to the Company's 2023 annual meeting, and an additional outreach was conducted in the fall of 2023. Management sought feedback from our 25 largest institutional stockholders and key investors ("key stockholders"), with aggregate holdings of approximately 65% of our outstanding shares (as of October 1, 2023).

The stockholder outreach campaign was conducted to acknowledge and address the say-on-pay vote result and to solicit more detailed feedback from investors regarding executive compensation and corporate governance matters. For a discussion of feedback received relative to corporate governance matters, please see the "Role of the Board; Corporate Governance Matters" section of this Proxy Statement. The Company seeks to meaningfully engage with stockholders to receive candid and timely feedback which is shared with the Board.

While not all stockholders accepted our invitation to engage, as of January 1, 2024, we have held these discussions or received written feedback from 4 key stockholders representing 16% of our 25 largest institutional stockholders. A number of our key stockholders indicated they did not have concerns with our programs and therefore declined to engage. These discussions were led by our General Counsel and the Chair of our Compensation and Nominating and Governance Committees. The Board and Management have found these discussions insightful and actionable. We encourage and welcome continued stockholder engagement.

EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS
As a result of our engagement, the Compensation Committee updated our programs as follows:

What We Heard	What We Did
Our stockholders shared that they would like more detail surrounding our short-term incentive program, specifically the performance metrics used and the decision-making process.	This feedback was addressed through enhanced disclosures in this CD&A for 2023 award payouts. Additionally, the Committee incorporated stockholder comments into the development of a 2024 Annual Incentive Plan. This plan has a structured and formulaic design which rewards our Named Officers for the achievement of specific financial and non-financial goals that are critical to the Company's success and long-term stockholder value. The Company is committed to ongoing transparency regarding the Named Officer's annual awards and their payouts.
Prior to the 2023 Annual meeting, our stockholders provided feedback related to the Employment Agreements of our Named Officers.	On May 1, 2023, we filed a Supplemental Proxy disclosing certain changes to the Mr. Perrault's Employment Agreement. We did not receive any negative comments on the Employment Agreements during our fall 2023 stockholder outreach campaign.

We are committed to continuing our ongoing engagement with our stockholders on matters of executive compensation and corporate governance. As our stockholders’ views and market practices on executive compensation evolve, the Compensation Committee will continue to evaluate and, when needed, make changes to our executive compensation program, ensuring that the program continues to reflect our pay-for-performance compensation philosophy and objectives. As we value the opinions of our stockholders, the Board and the Compensation Committee will continue to consider the feedback received throughout the year, including when making compensation decisions for our executive officers in the future and will continue to conduct additional stockholder outreach campaigns in the future.

The Decision-Making Process

The Compensation Committee oversees the executive compensation program for the Named Officers. The Committee is comprised of non-employee members of our Board of Directors who meet the applicable independence requirements of Nasdaq. The Compensation Committee works closely with independent consultants and management to examine the effectiveness of the Company's executive compensation program throughout the year and when considering and making any material pay decisions. The Compensation Committee meets regularly throughout the year and held eight meetings in 2023. Additional information about the Compensation Committee's authority and responsibilities are specified in the Compensation Committee's charter, which is available on our website: www.brooklinebancorp.com.

Role of the Compensation Committee

In accordance with its charter, the Compensation Committee evaluates the Chief Executive Officer’s performance relative to established goals and has sole responsibility for determining his compensation based on the Compensation Committee's evaluation of his performance. Final decisions regarding the Chief Executive Officer’s compensation take into consideration his contribution to the Company’s success, along with the Company’s achievement against annually established performance targets, its relative performance compared to its peer group, and current compensation trends within the competitive marketplace.
The Compensation Committee also reviews all compensation awards to the other Named Officers. The Compensation Committee utilizes publicly available information to gather data related to compensation

EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS
practices for executive officers of financial institutions in order to determine market competitive levels of compensation as well as reviewing internal pay levels within the executive group.

Roles of Executive Officers and Management

The Compensation Committee occasionally requests one or more members of executive management to be present at committee meetings where executive compensation and Company or individual performance are discussed and evaluated. Executives may provide insight, suggestions or recommendations regarding executive compensation; however, only Compensation Committee members vote on decisions regarding executive compensation.

The Company’s Chief Executive Officer provides recommendations to the Compensation Committee on matters relating to the compensation of the executive management team other than his own compensation. In addition, the Chief Executive Officer provides specific recommendations regarding base salary adjustments and short- and long-term incentive awards for members of the executive management team other than himself to the Compensation Committee. The Compensation Committee retains sole discretion with respect to compensation decisions regarding the Company’s Named Officers.

The Role of the Compensation Consultant

The Compensation Committee has the authority to engage independent consultants to assist it in the compensation process. These consultants are retained by and report directly to the Compensation Committee. The consultants provide expertise and information about competitive trends in the marketplace, including established and emerging compensation practices at other companies.

The Compensation Committee has the sole authority to retain and terminate a consultant and to approve the consultant's fees and other terms of engagement. For 2023, the Compensation Committee retained the services of Meridian Compensation Partners, LLC ("Meridian"), which is an independent executive compensation consulting firm. The Compensation Committee assessed the independence of Meridian in 2023 pursuant to SEC and Nasdaq requirements and concluded that no conflict of interest exists that would prevent Meridian from serving as an independent consultant to the Compensation Committee.

A representative from Meridian attends the Compensation Committee meetings upon request for the purpose of reviewing compensation data with the Compensation Committee and participating in general discussions on compensation for the Named Officers and periodically meets with the Compensation Committee without management present. While the Compensation Committee considers input from Meridian when making compensation decisions, the Compensation Committee's final decisions reflect many factors and considerations.

In 2023, the Compensation Committee retained Goodwin Procter LLP to provide legal advice regarding compensation related matters. The Compensation Committee assessed the independence of Goodwin Procter LLP in 2023 pursuant to SEC and Nasdaq requirements and concluded that no conflict of interest exists that would prevent Goodwin Procter LLP from serving as an independent consultant to the Committee.

Meridian and Goodwin Procter LLP report directly to the Compensation Committee and provide consulting services to the Committee under the Committee's direction.

EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS
Compensation Benchmarking

The Compensation Committee reviews data from a number of sources when considering executive compensation decisions. These include:

•Peer group information regarding current pay level and practices relative to its named peer group; and
•Survey data for positions of similar scope and focus in the markets where the Company competes for talent.

Market data from a variety of independent sources are used to ensure that the Company’s total compensation package is competitive in the markets within which it competes for executive talent. In addition, the Compensation Committee evaluates the mix of short-term and long-term compensation against relevant market factors with the goal of promoting long-term performance and stability for the organization while maintaining a compensation mix for each Named Officer that is competitive in the market.

In 2023, the Company’s named peer group consisted of the following financial institutions:

Berkshire Hills Bancorp, Inc.	Northfield Bancorp, Inc.
ConnectOne Bancorp, Inc.	OceanFirst Financial Corp.
Community Bank Systems, N.A.	Peapack Gladstone Financial Corporation
Dime Community Bancshares	Provident Financial Services, Inc.
Eagle Bancorp, Inc.	S&T Bancorp, Inc.
Eastern Bankshares, Inc.	Sandy Spring Bancorp, Inc.
First Commonwealth Financial Corporation	Tompkins Financial Corporation
Flushing Financial Corporation	TrustCo Bank Corp NY
Independent Bank Corp.	Univest Financial Corporation
Kearny Financial Corp.	Washington Trust Bancorp, Inc.
Lakeland Bancorp, Inc.	WSFS Financial Corp.
NBT Bancorp, Inc.

The peer group companies are headquartered predominantly in the Northeast and Middle Atlantic regions, as this provides the most reasonable basis for the evaluation of executive compensation levels. The peer group is designed to position the Company within a group of peers who have one-half to two times our asset size and approximately at the median at the time compensation evaluations are conducted. Compensation evaluations for 2023 compensation were conducted in the late fall of 2022 and the peer group companies represent the companies used as part of that evaluation. The total assets of the companies in this peer group ranged from $5.6 billion to $22.4 billion, with a median asset size of $10.4 billion. The Company's asset size at the time of the review was $8.5 billion.

While competitive practice is an important component of the Company’s compensation philosophy, it is not the sole determinant of executive compensation and benefit practices and programs.

EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS
2023 Compensation Elements and Decisions

The Company utilizes a variety of criteria when establishing compensation opportunities for executive management positions. These include:

•Recognition of the relative value and contribution of the position to the Company;
•Consideration of the unique qualifications and/or capabilities required by the position;
•The Company’s desired relationship to its external marketplace vis-à-vis a particular position; and
•The Company’s ability to pay.

The Company positions its executive total compensation package – base salary combined with short- and long-term incentives – to be market competitive when performance goals are achieved. Short- and long-term incentives are designed and administered to ensure that actual results in relation to the Company’s performance objectives appropriately position earned pay levels relative to the competitive market. Our benefit program, which is available to all full-time employees, is designed to provide the executive with a competitive benefit program. As is reflected in the Summary Compensation Table, a very small portion of the executive’s total compensation is delivered through perquisites.

Base Salary

The base salaries of our Named Officers and other members of executive management are reviewed annually and represent a foundational component of direct compensation for executive positions at the Company. Salaries are reflective of the executive's job responsibilities, job performance and experience, and competitive in the market. Initial base salary levels, as well as subsequent adjustments to base salaries, are determined by:

•Impact and contribution of a particular position, as well as the unique qualifications and/or capabilities an individual offers to the Company;
•Salary levels determined by reference to the external marketplace;
•Internal equity; and,
•Individual performance.

Base salary is the only portion of the executive’s total compensation package that is considered to be “fixed” compensation and is thus not “at risk” on an annual basis. Base salary levels are established to ensure that each executive is being paid competitively for sound performance. It is intended that greater rewards will be recognized when the performance targets established within the context of the Company’s short- and long-term incentive programs are achieved.

EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS
In 2023, the Compensation Committee set the annual base salaries for the Named Officers at levels that were consistent with the market analysis that was performed by the Company’s independent compensation consultant and the Compensation Committee’s assessment of the individual officer’s level of performance, contribution to the Company, and experience. The 2023 total base salaries were:

Named Officer	2022 Base Salary ($)	2023 Base Salary ($)	% Change
Paul A. Perrault	$900,000	$940,000	4%
Carl M. Carlson	$540,750	$562,380	4%
Michael W. McCurdy	$540,750	$562,380	4%
Mark J. Meiklejohn	$425,001	$442,001	4%
Darryl J. Fess	$465,000	$483,600	4%

In all cases, base level salaries for the Named Officers were consistent with the Company’s compensation philosophy and practices as adopted by the Company’s Compensation Committee.

Short-Term Incentives

The Company’s annual variable, or “at risk,” compensation is delivered through the Company’s short-term incentive plan (the “Incentive Plan”). This program is designed to align management’s interests with the achievement of the Company’s financial objectives for the year.

Financial metrics considered in the assessment include: net income, earnings per share, loan asset and deposit growth and asset quality. Non-financial metrics are also assessed to ensure a holistic view of performance. While the current program, does not establish specific goals, the Company’s budget is considered the targeted level of performance.

In addition to these goals, the Compensation Committee considers the external environment. In 2023, financial performance was impacted significantly by two factors: 1) unprecedented interest rate increases which affected the Company’s cost of funds and loan demand and 2) the failures of several banks which resulted in a flight of deposits to larger money-center banks and reduced market returns for the overall banking sector.

In making its determinations, the Compensation Committee deliberated on the following:

In 2023, the Company maintained steady profitability and growth despite the challenging external market. On January 1, 2023, the Company completed the acquisition of PCSB Financial and PCSB Bank (collectively, "PCSB"). PCSB Financial was merged with and into the Company and PCSB Bank now operates as a subsidiary bank of the Company. In 2023, management successfully integrated PCSB into the Company and welcomed PCSB's employees and customers to the Company's family of banks. For 2023, the Company reported net income of $75 million, compared to an unadjusted budget target of $150.6 million, and loan growth of $2 billion. Total assets increased $2.2 billion from December 31, 2022, primarily driven by the acquisition of PCSB. Total deposits increased $2 billion in 2023. The Company’s asset quality remained strong with non-performing assets at $45.3 million, or 0.40% of total assets, at year-end. In 2023, the Company's earnings per share were $0.85 per basic and diluted share.

The funding of the Company’s Incentive Plan is based on the Company’s financial performance relative to a targeted level of Adjusted Net Income, as established by the Company’s Board in January of each year.

EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS
The funding amount of the Incentive Plan pool is determined by whether the Company achieves a predetermined target level of Adjusted Net Income. If the Company does not achieve the target Adjusted Net Income in a given year, the funding amount of the Incentive Plan pool is reduced accordingly. In arriving at their decision to fund the Company's Incentive Plan at 60% of Target, the Committee considered the above described Company performance and external market factors.

The Incentive Plan is cash based and a target incentive opportunity is established for each position. Once the annual aggregate funding level has been established, individual awards are determined based on each officer’s annual performance and contribution. Incentive paid to our Named Offers for 2023 annual performance were as follows:

Named Officer	Base Salary ($)	Target % of Base Salary	Payout at Target ($)	Actual Percentage Achieved (%)	Actual Payout Earned ($)
Paul A. Perrault	$940,000	75%	$705,000	60%	$423,000
Carl M. Carlson	$562,380	60%	$337,428	60%	$202,457
Michael W. McCurdy	$562,380	60%	$337,428	60%	$202,457
Mark J. Meiklejohn	$442,001	60%	$265,201	60%	$159,120
Darryl J. Fess	$483,600	60%	$290,160	60%	$174,096

Long-Term Incentives

The Compensation Committee believes that profitability and growth are measured not only in annual increments, but also over an extended period of time. In addition, the Compensation Committee is of the opinion that it is important to consider performance relative to the Company’s peer group, and to align the interests of the management team with that of the Company’s stockholders. The Compensation Committee believes that these goals are accomplished through equity awards.

The Company’s equity-based long-term incentive program represents a significant component of each executive officer’s total compensation and is also variable in nature. Equity grants may be made in the form of stock options or restricted shares, and restricted shares, in turn, may vest based on performance metrics or over time. In 2023, time- and performance-contingent restricted stock was awarded to the Named Officers. The Compensation Committee considers the intended purpose of each award and alignment with stockholder interests in determining the appropriate form and design of these awards.

The Compensation Committee has established a target percentage of base salary for each Named Officer for the granting of stock pursuant to the Company's Long-Term Incentive Plan. The target percentage of Base Salary for the Company's Named Officers are as follows:

Named Officer	Target Percentage of Base Salary (%)	Time Based Restricted Stock Awards	Performance Based Restricted Stock Awards	Total 2023 Restricted Stock Grant
Paul A. Perrault	70%	31,155	31,155	62,310
Carl M. Carlson	50%	13,314	13,314	26,628
Michael W. McCurdy	50%	13,314	13,314	26,628
Mark J. Meiklejohn	50%	10,464	10,464	20,928
Darryl J. Fess	50%	11,449	11,449	22,898

EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS
All restricted stock awards made to Named Officers are structured such that 50% of each award will vest at the end of the three-year period if certain identified Company performance objectives are achieved and the remaining 50% will vest ratably over a three-year period. Dividends paid on all restricted stock awards, both performance based and time based, are accrued and not paid to the Named Officers unless and until the vesting criteria are attained. In 2023, the Compensation Committee approved the following performance objectives for the performance awards which reflect the Company's performance relative to its performance award peer group, which for 2023 is defined as Public U.S. Banks with assets between $8-$13 billion as of December 31, 2022, in the following areas: net charge offs, total return to stockholders, and transaction deposit growth which is representative of the percentage change in average checking account balances ("Transaction Deposit Growth"). For 2023, the measurement period for each factor runs from December 31, 2022 to December 31, 2025. Each factor is weighed at 30% percent with the exception of Total Stockholder Return, which is weighted at 40% percent. A threshold of 25% percent has been established for the vesting of performance based restricted stock awards with a maximum payout of 150% percent provided certain performance objectives are achieved. Vesting of awards is subject to the attainment of certain performance targets relative to peers as set forth below.

Company Percentile Performance Relative To Peer Group	Total Shareholder Return	Net Charge Offs	Transaction Deposit Growth
25th Percentile	50%	50%	50%
50th Percentile	100%	100%	100%
75th Percentile	150%	150%	150%

Performance in between percentiles set forth in the table above is determined based on linear interpolation (with the exception of performance below the 25th percentile, in which case the award does not vest). Please see the "Grants of Plan-Based Awards" table, in the Named Executive Officer Compensation section below, for more information.

Vesting of the 2020 Performance Grants
In August 2020, the Compensation Committee granted long-term incentive restricted stock awards with performance criteria (the “2020 Performance Awards”) to the Named Officers then in office in accordance with the terms of the 2014 Restricted Stock Plan. The 2020 Performance Award terms provide that between zero and 150% of the target award may be earned at the conclusion of the three-year performance period, which ran from January 1, 2020 through December 31, 2022 (the “Performance Period”). The performance metrics used to determine the level of achievement as compared to the Company's peer group during the Performance Period were: net charge offs, total return to stockholders, and Transaction Deposit Growth as set forth below.

Company Percentile Performance Relative To Peer Group	Total Shareholder Return (40% Weighting)	Net Charge Offs (30% Weighting)	Internal Strategic Metric (30% Weighting)
25th Percentile	50%	50%	50%
50th Percentile	100%	100%	100%
75th Percentile	150%	150%	150%
Actual Performance	50%	110%	150%
Performance in between percentiles set forth in the table above is determined based on linear interpolation (with the exception of performance below the 25th percentile, in which case the award does

EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS
not vest). The Compensation Committee approved the payment of the 2020 Performance Awards based on the achievement of the performance metrics. Consistent with the Company’s other equity-based long-term incentive awards, the 2020 Performance Awards do not provide for the payment of dividends on shares unless and until the 2020 Performance Awards vest. Based on the Company’s achievement of each metric and relative weighting of each metric during the Performance Period the Compensation Committee approved vesting of the 2020 Performance Awards at 98% of the target.

2024 Plan Changes for Named Officers
Annual Executive Incentive Short Term Compensation Plan
In response to our stockholder engagement, the Compensation Committee with the assistance of its independent consultants and input from executive management developed the Annual Executive Incentive Short Term Compensation Plan (the "Plan"), in which the Named Officers and other members of executive management participate. The Plan is based on a balanced scorecard which includes Company Performance Goals, and may include Individual Goals. For 2024, the Company Performance goals include financial and strategic goals and do not include Individual Goals.
Awards are calculated as follows:
Each Company Performance Goal is assigned three performance levels, which earn the following payouts based on the level of actual achievement: Threshold (40% of target incentive), Target (100% of target incentive) and Stretch (150% of target incentive). Amounts below the threshold earn a $0 payout. In no event may a participant earn more than 150%. Straight-line interpolation is used between performance levels to reward incremental achievement of Company Performance Goals.
Retirement Benefits
401(k) Plan
The Company provides all of its employees, including the Named Officers, with tax-qualified retirement benefits through the Company’s 401(k) Plan. The Compensation Committee believes that a 401(k) Plan is an attractive retirement vehicle for recruiting officers. All Named Officers who meet the eligibility requirements may elect to participate in the 401(k) Plan on a non-discriminatory basis. Named Officers, like other employees, may begin deferring compensation upon employment. Employee contributions to the 401(k) Plan vest upon deferral.
The Company’s 401(k) Plan allows employees to make salary reduction contributions equal to the lesser of 75% of compensation or a maximum statutory limit which is indexed annually. The 2023 maximum statutory limit was $22,500. Those employees who are age 50 or older are permitted to make a catch-up contribution of no more than 100% of eligible compensation, or a maximum statutory limit which is indexed annually. The maximum statutory catch-up limit in 2023 was $7,500.

EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS
Pursuant to the Company’s 401(k) Plan, the Company provides an annual matching contribution equal to 100% of the first 5% of each employee’s eligible compensation deferral amount up to the annual maximum statutory limit. This annual match provided by the Company vests immediately.

Supplemental Executive Retirement Plan

Prior to the Company’s acquisition of Bank Rhode Island in 2012, Bank Rhode Island provided Mr. Meiklejohn with a supplemental executive retirement plan benefit pursuant to its 2000 SERP (the “SERP”), a liability which the Company assumed following the purchase of Bank Rhode Island. Under the SERP, Mr. Meiklejohn is entitled to an annual retirement benefit of $100,000 per year, payable for his lifetime. This benefit is payable upon the later of Mr. Meiklejohn’s attainment of the age of 65, or his retirement, provided that no amounts may be paid until at least six months after his termination of employment, except in the event of termination by reason of his death.

Mr. Meiklejohn is fully vested in the SERP benefit. In the event of Mr. Meiklejohn's death, pursuant to the terms of the SERP, his estate will be provided with a death benefit equal to the accrued balance at the date of his death reduced by the amount of the death benefit payable under a life insurance policy on Mr. Meiklejohn's life. The pre-retirement and post-retirement benefits are funded through a life insurance policy on Mr. Meiklejohn's life, purchased and owned by Bank Rhode Island which contains a split-dollar endorsement in favor of Mr. Meiklejohn.

A Rabbi Trust was established at the time of the Company's acquisition of Bank Rhode Island to fund the Company's liability pursuant to the SERP. All benefits are forfeited in the event that Mr. Meiklejohn's employment is terminated as a result of a criminal act of fraud, misappropriation, embezzlement, or through a felony that involves the property of the Company.

Nonqualified Deferred Compensation Plan

The Company has a Nonqualified Deferred Compensation Plan open to eligible participants, which includes members of the Company’s Board of Directors, and certain executive officers, including the Named Officers.

Eligible executive officers may elect to defer from 5% to 100% of their annual base salary and/or cash incentive payment. Amounts deferred earn interest credited at the end of each month based on the Company’s average annual yield on earning assets for the previous calendar quarter, converted to a monthly equivalent yield. Mr. Perrault is eligible to receive a Company contribution pursuant to his Employment Agreement, please see the "Named Executive Officer Compensation" section of this Proxy for additional details.

Employee Stock Ownership Plan

The Company had an Employee Stock Ownership Plan (the “ESOP”) which terminated by its terms on December 31, 2022. The Company is in the process of obtaining an Internal Revenue Service ("IRS") determination letter for the ESOP. Following receipt of a favorable determination letter from the IRS, shares of stock held by employees in the ESOP will be automatically sold and converted into cash which may be reinvested by the employee in an eligible tax-deferred retirement vehicle.

EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS
Employment and Change-in-Control Agreements
The Company has entered into employment agreements with its Chief Executive Officer, Co-President and Chief Financial & Strategy Officer, Co-President and Chief Operating Officer, Chief Credit Officer, and President and Chief Executive Officer of PCSB Bank, and Change in Control Agreements with the Named Officers other than those with employment agreements. These agreements are intended to provide the Company with the continued employment and undivided attention of its Named Officers without the potential distraction resulting from the reduction of job security inherent in employment by a publicly-held institution. The agreements provide assurances to Named Officers regarding the continued payment of salary and benefits in the event of involuntary termination or a change in control at the Company. Please refer to the "Named Executive Officer Compensation" section of this Proxy Statement for a more detailed description of these arrangements.

Clawback Policy

In accordance with the requirements of the Securities and Exchange Commission's Rule 10D-1 ("Rule 10D-1"), the Compensation Committee has adopted a Compensation Recovery Policy effective as of October 2, 2023 (the "Clawback Policy"). The Clawback Policy applies to cash and equity awards made pursuant to the Company's Short and Long Term Incentive Plans. In the event of a restatement of the Company's financial results (as that term is defined in Rule 10D-1), the Company's Compensation Committee will review all cash and equity awards paid to the Company's executive officers during the applicable three-year performance period. In the event that the Compensation Committee determines an award would have been lower based on the restated financial performance, the Compensation Committee will require such executive officer to reimburse that portion of the award that exceed the restated financial performance measures.

In addition to the Clawback Policy and any other remedies available to the Company and subject to applicable law, if the Board or the Compensation Committee of the Board determines that it is appropriate, the Company may recover in whole or in part any bonus, incentive payment, equity award or other compensation received by an officer of the Company to the extent that such bonus, incentive payment, equity award or other compensation is or was based on any financial results or operating metrics that were impacted by the officer’s knowing or intentional fraudulent or illegal conduct, including the making of a material misrepresentation contained in the Company’s financial statements.

Perquisites and Other Personal Benefits

Named Officers receive the same benefit offerings on the same basis that are available to full-time Company employees. Any other perquisites are limited to items that support our client and business objectives. The Company provides Mr. Perrault with an automobile and Mr. Meiklejohn with an automobile allowance, both pursuant to the terms of their respective Employment Agreements. The Company provides the Named Officers with memberships at local clubs to facilitate client and business objectives.
Relationship Between Compensation Policies and Risk

The Compensation Committee regularly reviews the Company's compensation policies to ensure that they effectively incent officer performance without promoting excessive risk taking.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Form 10-K for the year ended December 31, 2023 for filing with the SEC.

Members of the Compensation Committee

Bogdan Nowak (Chair)
Joanne B. Chang
John J. Doyle, Jr.
Joseph J. Slotnik

NAMED EXECUTIVE OFFICER COMPENSATION
Summary Compensation Table – 2023

The following table sets forth the cash and non-cash compensation for the fiscal years ended December 2023, 2022, and 2021 awarded to or earned by our Chief Executive Officer, Chief Financial Officer, and the Company’s three other highest paid Named Officers whose total compensation earned in 2023, 2022, and 2021 exceeded $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)		Total ($)
Paul A. Perrault...........	2023	940,000	—	657,994	423,000	—	299,536	(5)	2,320,530
Chairman and Chief Executive Officer	2022	900,000	33,750	629,998	675,000	—	277,514	(5)	2,516,262
	2021	870,350	32,638	609,258	652,763	—	129,344		2,294,353

Carl M. Carlson............	2023	562,380	—	281,192	202,457	—	90,154	(6)	1,136,183
Co-President and Chief Financial & Strategy Officer	2022	540,748	16,223	270,370	324,449	—	68,032	(6)	1,219,822
	2021	487,830	15,750	262,507	315,000	—	69,136		1,150,223

Michael W. McCurdy..	2023	562,380	—	281,192	202,457	—	86,362	(7)	1,132,391
Co-President, Chief Operating Officer	2022	540,748	16,223	270,370	324,449	—	150,107	(7)	1,301,897
	2021	460,436	15,750	262,507	315,000	—	48,965		1,102,658

Mark J. Meiklejohn......	2023	442,001	—	221,000	159,120	39,888	63,918	(8)	925,927
Chief Credit Officer	2022	—	—	—	—	—	—	(8)	—
	2021	—	—	—	—	—	—		—

Darryl J. Fess........	2023	483,600	—	241,803	174,096	—	77,465	(9)	976,964
President and Chief Executive Officer, Brookline Bank	2022	465,000	13,950	185,996	279,000	—	69,933	(9)	1,013,879
	2021	422,094	10,552	168,835	211,047	—	50,325		862,853

NAMED EXECUTIVE OFFICER COMPENSATION

1	The amounts in this column represent the bonus granted at the discretion of the Compensation Committee in excess of the amount of non-equity incentive plan compensation paid. The amounts earned in 2023 were paid in 2024. The amounts earned in 2022 were paid in 2023 and amounts earned in 2021 were paid in 2022.
2
The amounts in this column represent the aggregate grant date fair value of restricted stock awards made in 2023, 2022, and, 2021 respectively. The grant date fair value was calculated by multiplying the number of shares by the closing price of the Company's stock on the grant date in accordance with FASB ASC Topic 718. With respect to the performance based component of the awarded restricted stock, amounts included in this column represent the grant date fair value of the target level of the award as we consider target to be the probable outcome. The grant date fair value of the performance based restricted stock awards made in 2023, 2022, and 2021, respectively, assuming maximum level of performance, were: $493,495, $472,498, and $456,943, respectively for Mr. Perrault; $210,894, $202,777, and $196,880, respectively for Mr. Carlson; $210,894, $202,777 and $196,880, respectively for Mr. McCurdy; $165,750, respectively for Mr. Meiklejohn; and $181,352, $139,497, and $126,626, respectively for Mr. Fess. For a more complete description of the stock awards granted in 2023, please see "Compensation Discussion and Analysis."

3	Compensation shown in this column represents payments earned under the Company's Incentive Plan. The amounts earned in 2023 were paid in 2024.
4	For Mr. Perrault and Mr. Carlson, only, in prior reporting periods the Company reported amounts in this column representing the interest earned in the relevant fiscal year on earnings that were deferred under the Company's Nonqualified Deferred Compensation Plan. This information is not required to be provided in the Summary Compensation Table because such amounts are not above-market earnings.
5	In 2023 includes: (a) 401(k) plan employer contribution in the amount of $16,500, (b) automobile expense in the amount of $4,063, (c) club dues in the amount of $13,770, (d) insurance benefit payments in the amount of $24,241, (f) dividends on unvested restricted stock grants in the amount of $72,282, (g) parking expenses in the amount of $7,680, and (h) deferred compensation plan employer contributions in the amount of $161,000. With respect to Mr. Perrault's automobile expenses, the Company computes the aggregate incremental cost of the automobile to Mr. Perrault by using the annual depreciation amount and reports taxable cost of the automobile to Mr. Perrault here.
6	In 2023 includes: (a) 401(k) plan employer contribution in the amount of $15,250, (b) club dues in the amount of $19,263, (c) insurance benefit payments in the amount of $25,258, (d) parking expenses in the amount of $7,680, and (g) dividends on unvested restricted stock grants in the amounts of $22,703.
7	In 2023 includes: (a) 401(k) plan employer contribution in the amount of $15,250, (b) club dues in the amount of $18,779, (c) insurance benefit payments in the amount of $25,258, (d) parking expenses in the amount of $7,680, and (e) dividends on unvested restricted stock grants in the amount of $19,375.
8	In 2023 includes: (a) 401(k) plan employer contribution in the amount of $16,500, (b) parking expenses in the amount of $4,380, (c) insurance benefit payments in the amount of $18,183, (d) automobile expense in the amount of $6,000, (e) club dues in the amount of $2,675, and (f) dividends on unvested restricted stock grants in the amount of $16,180.
9	In 2023 includes: (a) 401(k) plan employer contribution in the amount of $15,250, (b) insurance benefit payments in the amount of $23,543, (c) parking expenses in the amount of $6,600, (d) club dues in the amount of $14,921, and (e) dividends on unvested restricted stock grants in the amount of $17,151.

NAMED EXECUTIVE OFFICER COMPENSATION
Grants of Plan-Based Awards – 2023

				Estimated Payouts Under Non-Equity Incentive Plan Awards (1)	Estimated Future Payouts Under Equity Incentive Plan Awards (2)					All Other Stock Awards: Number of Shares of Stock or Units (#)(6)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards ($)(7)
Name	Grant Date		Date of Grant Approval	Target ($)	Threshold (#)(3)		Target (#)(4)	Maximum (#)(5)

Paul A. Perrault				705,000	—		—	—		—		—	—
	8/2/2023		6/28/2023		7,789		31,155	46,733		—		—	—		328,997
	8/2/2023	6/22/2022	6/28/2023		—	—	—	—	—	31,155	—	—	—	314999	328,997

Carl M. Carlson				337,428	—		—	—		—		—	—		—
	8/2/2023		6/28/2023		3,329		13,314	19,971		—		—	—		140,596
	8/2/2023		6/28/2023		—		—	—		13,314		—	—		140,596

Michael W. McCurdy				337,428	—		—	—		—		—	—		—
	8/2/2023		6/28/2023		3,329		13,314	19,971		—		—	—		140,596
	8/2/2023		6/28/2023		—		—	—		13,314		—	—		140,596

Mark J. Meiklejohn				265,201	—		—	—		—		—	—
	8/2/2023		6/28/2023		2,616		10,464	15,696		—		—	—		110,500
	8/2/2023		6/28/2023		—		—	—		10,464		—	—		110,500

Darryl J. Fess				290,160	—		—	—		—		—	—		—
	8/2/2023		6/28/2023		2,862		11,449	17,174		—		—	—		120,901
	8/2/2023		6/28/2023		—		—	—		11,449		—	—		120,901

1	This column displays the potential payouts to the Named Officers under the Incentive Plan assuming target and maximum levels of performance are met. The Incentive Plan does not establish a minimum or a maximum for these allocations, therefore the sub-columns "Threshold ($)" and "Maximum ($)" are not applicable and have not been presented. Actual amounts paid in February 2024 to the Named Officers under the Incentive Plan are reflected in the Summary Compensation Table under the column "Non-Equity Incentive Plan Compensation."
2	Performance based shares granted to the Named Officers on August 2, 2023 may vest on August 2, 2026 if certain identified performance targets are met. Specifically, the Company's net charge offs, and total return to stockholders will be compared to the performance of the peer group. In addition, Company's performance relative to Transaction Deposit Growth will be measured against established targets. Payments will be made to the Named Officers based on the Company's performance relative to the Company's peer group. Net charge offs are weighed at 30%, Total Return to Stockholders is weighed at 40% and the Company's Transaction Deposit Growth is weighted at 30%.
3	Threshold has been established as performance at the 25th percentile or greater when measured against the defined peer group. Performance between the 25th and 50th percentile would be determined via linear interpolation.
4	Target has been established as performance at the 50th percentile of the peer group.
5	Performance between the 50th and 75th percentile would be paid between target and maximum, determined via linear interpolation. Maximum payments of 150% of target would be paid for performance above the 100th percentile when measured relative to the peer group determined via linear interpolation.
6	Time based shares granted to the Named Officers on August 2, 2023 vest one-third per year for three years.
7
Amounts in this column reflect the aggregate grant date fair value of the time and performance based restricted stock awards granted in 2023. The grant date fair value of the time and performance based restricted stock awards was determined by multiplying the number of restricted shares granted by the closing price of the Company's common stock on August 2, 2023 for the Named Officer. For purposes of this table, the grant date fair value of the performance shares was assumed at the target level, which we consider to be the probable outcome. The actual number of shares earned is dependent on the Company's performance during the performance measuring period, therefore actual results may vary. For a more complete description of the criteria for payment of the performance shares granted in 2023, please see "Compensation Discussion and Analysis".

NAMED EXECUTIVE OFFICER COMPENSATION
Outstanding Equity Awards at Fiscal Year End – 2023

The following table itemizes outstanding stock awards held by the Company’s Named Officers as of December 31, 2023. The Named Officers did not hold any outstanding option awards as of December 31, 2023:

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan awards: number of unearned shares, units or other rights that have not Vested (#)(1)	Equity Incentive Plan awards: payout value of unearned shares, units or other rights that have not Vested ($)(2)

Paul A. Perrault.........	8/3/2021	7,023	76,621	21,067	229,841
	8/2/2022	15,218	166,028	22,826	249,032
	8/2/2023	31,155	339,901	31,155	339,901

Carl M. Carlson..........	8/3/2021	3,026	33,014	9,077	99,030
	8/2/2022	6,531	71,253	9,796	106,874
	8/2/2023	13,314	145,256	13,314	145,256

Michael W. McCurdy...	8/3/2021	3,026	33,014	9,077	99,030
	8/2/2022	6,531	71,253	9,796	106,874
	8/2/2023	13,314	145,256	13,314	145,256

Mark J. Meiklejohn.......	8/3/2021	1,841	20,085	5,521	60,234
	8/2/2022	4,106	44,796	6,159	67,195
	8/2/2023	10,464	114,162	10,464	114,162

Darryl J. Fess.....	8/3/2021	1,946	21,231	5,838	63,693
	8/2/2022	4,493	49,019	6,739	73,522
	8/2/2023	11,449	124,909	11,449	124,909

1	These numbers represent shares of restricted stock subject to time and performance based vesting requirements. The shares of restricted stock subject to time based vesting requirements vest ratably on annual basis for three years beginning on the first anniversary of the grant date. The shares of restricted stock subject to performance based vesting requirements vest three years from the dates of grant, assuming the attainment of identified performance targets. The actual number of shares that will be earned pursuant to the performance based awards are dependent upon the Company's performance for the identified performance periods. We assume for purposes of the table that the Company's performance during the performance periods will result in the target amount of each award being earned by the Named Officers. Actual results may vary based upon the Company's actual performance. Shares were granted pursuant to the 2021 Brookline Bancorp, Inc. Stock Option and Incentive Plan.
2	Based on market value per share of $10.91 at December 29, 2023, which was the closing price of the Company's common stock on the last trading date of fiscal 2023.

NAMED EXECUTIVE OFFICER COMPENSATION
Option Exercises and Stock Vested - 2023

The following table sets forth information with respect to the aggregate amount of stock awards that vested during the last fiscal year and the value realized thereon. None of the Company's Named Officers exercised option awards in 2023.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Paul A. Perrault..........	55,259	592,473	(1)(2)

Carl M. Carlson..........	18,174	194,532	(1)(2)

Michael W. McCurdy.....	15,955	170,611	(1)(2)

Mark J. Meiklejohn........	12,678	135,812	(1)(2)

Darryl J. Fess............	13,482	144,414	(1)(2)

1	In accordance with SEC rules, this table provides information regarding stock award vesting that occurred in 2023. This table presents gross share amounts, without accounting for shares withheld upon vesting for payment of taxes.
2	Value is based on the number of shares that vested on August 2, 2023 and August 3, 2023, multiplied by the closing price per share on the vesting dates, which was $10.56 and $10.78, respectively. Included in the number of shares acquired on vesting are performance-based restricted stock grants made to the Named Officers in office on August 3, 2020. Based on the Company's performance for the three-year period ending December 31, 2022, the performance-based restricted stock vested at 98% of the target level.

NAMED EXECUTIVE OFFICER COMPENSATION
Pension Benefits - 2023

The following table provides information on the estimated present value of future payments to Mr. Meiklejohn under the SERP, as discussed in more detail above, as of December 31, 2023.

Name	Plan Name	Number of Years of Credit Service (1) (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year
Mark J. Meiklejohn	Supplemental Executive Retirement Plan	N/A	819,540	—

1	Pursuant to the terms of the SERP, the benefit is not based upon years of credited service. The benefit is based on a fixed amount and is fully vested.
2	Reflects actuarial present value of Mr. Meiklejohn's benefits under the SERP using interest rate and mortality rate assumptions consistent with those used in the Company's financial statements and includes amounts which Mr. Meiklejohn is not currently entitled to receive because he is not eligible to retire.
Nonqualified Deferred Compensation – 2023

The following table contains information about the activity in, and the balances of, each Named Officer’s Nonqualified Deferred Compensation account as of December 31, 2023. For more information about the Company’s Nonqualified Deferred Compensation Plan, please see "Nonqualified Deferred Compensation Plan" above.

	Executive Contribution in 2023	Company Contributions in 2023	Aggregate Earnings in 2023	Aggregate Withdrawals or Distributions	Aggregate balance as of December 31, 2023
Name	($) (1)	($)(2)	($) (3)	($)	($)

Paul A. Perrault...........	689,681	161,000	379,654	—	7,648,906

Carl M. Carlson.........	288,329	—	80,451	—	1,640,165

Michael W. McCurdy...	—	—	—	—	—

Mark J. Meiklejohn......	—	—	—	—	—

Darryl J. Fess.......	48,288	—	1,237	—	49,526

1	The amount listed represents the amounts contributed by the Named Officer which are reported as salary earned in the last fiscal year in the Summary Compensation Table.
2	The amount listed represents an amount contributed by the Company on behalf of the Named Officer pursuant to his Employment Agreement as more fully described below.
3	The aggregate earnings represent interest earned on the Named Officer's balances calculated monthly using the Company's average annual yield on earning assets for the previous calendar quarter, converted to a monthly equivalent yield.

NAMED EXECUTIVE OFFICER COMPENSATION
Potential Payments Upon Termination or Change-in-Control

Employment Agreement with Paul A. Perrault. The Company and Brookline Bank entered into an employment agreement (as amended the “Perrault Agreement”) with Mr. Perrault on April 11, 2011 which was amended on July 25, 2018, March 10, 2021, September 22, 2021, and April 28, 2023. The Perrault Agreement is for a period of 36 calendar months, and commencing on the first anniversary of the date of the Agreement, and continuing at each anniversary date thereafter, the Perrault Agreement shall renew for an additional year unless written notice is provided to Mr. Perrault at least 60 days prior to any such anniversary date. Capitalized terms used in this section that are not defined have the meanings assigned to them in the Perrault Agreement.

The Perrault Agreement provides that the Company will pay Mr. Perrault a base salary and an annual short-term incentive payment of up to 75% of base salary. As previously discussed, payment of this award is predicated upon the Company’s achievement of established annual goals. The Perrault Agreement also sets forth the terms and conditions of Mr. Perrault’s long-term incentive, which is in the form of equity compensation. Specifically, Mr. Perrault is eligible to receive an award of restricted stock having a value equal to 70% of his base salary in effect at the time the award is made. Fifty percent of each award will vest ratably over a three-year period, with the remaining 50% vesting at the end of a three-year period based on the attainment of performance goals which are established by the Compensation Committee.

Upon the occurrence of an Event of Termination, prior to or at least 12 months after a Change in Control, Mr. Perrault (or his beneficiaries or estate in the event of his death subsequent to his termination of employment) is entitled to receive an amount equal to the sum of (i) Mr. Perrault’s base salary, and (ii) the applicable target bonus for the current year.

Upon the occurrence of an Event of Termination within 12 months after Change in Control, Mr. Perrault (or his beneficiaries or estate) is entitled to receive an amount equal to three times the sum of items (i) and (ii) as set forth in the preceding paragraph, and all unvested restricted and performance stock awards immediately vest and become payable on the occurrence of a Change in Control.

Upon the occurrence of an Event of Termination, life and disability coverage substantially identical to the coverage maintained by the Company shall continue to be made available to Mr. Perrault for 24 months from the date of termination. In March 2021, the Company and the Board agreed to provide Mr. Perrault with post-termination medical and dental benefits (the "Post Termination Medical Benefit"). The Post Termination Medical Benefit provides that Mr. Perrault, his spouse and any eligible dependent shall be eligible to continue their medical and dental insurance coverage under the group medical and dental insurance plans in effect at the time of the Event of Termination or upon Mr. Perrault's termination due to retirement, death, or disability to the maximum extent permissible under the terms and conditions of such plans and under applicable law, until Mr. Perrault or, independently, his spouse, dies. The premium payments for such coverage shall be paid by the Company on behalf of Mr. Perrault, and such amounts may be taxable to the extent necessary to avoid treatment as a discriminatory arrangement under Code Section 105(h), if applicable. In the event that Brookline Bank is unable, by operation of the group medical and dental insurance plans or applicable law, to continue group medical and dental insurance coverage for Mr. Perrault and his spouse and any eligible dependent as provided by the Post Termination Medical Benefit, or if providing such coverage would cause Brookline Bank or Mr. Perrault, his spouse or any eligible dependent to be subject to tax penalties under the Patient Protection and Affordable Care Act or otherwise, then Brookline Bank will pay Mr. Perrault (or his spouse and any eligible dependent, as applicable) on a monthly basis an amount equal to the premium cost of such group medical and dental insurance coverage until Mr. Perrault and, independently, his spouse, dies.

NAMED EXECUTIVE OFFICER COMPENSATION
In September 2021, the Compensation Committee voted to provide Mr. Perrault with an unfunded defined contribution supplemental retirement plan benefit. Under such plan, the Company or the Bank, as applicable, will reflect on behalf of Mr. Perrault an annual contribution credit in an amount equal to $161,000.00 (the “Annual Contribution Credit”). The supplemental retirement plan shall include such other terms, conditions and provisions as the Company or the Bank, as applicable, may determine. The Annual Contribution Credit shall be credited as of December 31 of each calendar year; provided that if Mr. Perrault’s employment is terminated due to Retirement, without Cause or if he terminates for Good Reason during a calendar year then the Annual Contribution Credit for such calendar year will be prorated based on Mr. Perrault’s actual period of service during that year; and provided, further, that notwithstanding the foregoing, all Annual Contribution Credits will be made in accordance with Section 409A of the Code.

Notwithstanding the Perrault Agreement, payments under the Perrault Agreement will be reduced, but only if such reduction will result in Mr. Perrault receiving a higher after-tax amount in order to avoid a loss of tax deduction under Section 280G of the Code and the excise taxes imposed pursuant to Section 4999 of the Code.
In the event that Mr. Perrault is unable to perform his duties on a full-time basis for a period of six consecutive months due to disability, the Company may terminate the Perrault Agreement, but will be obligated to pay him, in addition to Mr. Perrault's Post-Termination Medical Benefits, his Base Salary for one year, provided that any amounts actually paid to Mr. Perrault pursuant to any disability insurance or other similar such program which the Company has provided, or pursuant to any workman’s or social security disability program, shall reduce the compensation to be paid to Mr. Perrault resulting from his disability.
In the event of death, Mr. Perrault’s estate, legal representatives or beneficiaries shall be paid his base salary for a period of one year from the date of his death.
Employment Agreement with Carl M. Carlson. The Company, Brookline Bank, and Bank Rhode Island entered into an employment agreement (the “Carlson Agreement”) with Mr. Carlson on September 22, 2021. The Carlson Agreement is for a period that is continuous and at will until terminated by the Company or Mr. Carlson.
The Carlson Agreement provides that the Company will pay Mr. Carlson a base salary and an annual short-term incentive payment of up to 60% of base salary. As previously discussed, payment of this award is predicated upon the Company’s achievement of established annual goals. The Carlson Agreement also sets forth the terms and conditions of Mr. Carlson’s long-term incentive, which is in the form of equity compensation. Specifically, Mr. Carlson is eligible to receive an award of restricted stock having a value equal to 50% of his base salary in effect at the time the award is made. Fifty percent of each award will vest ratably over a three-year period, with the remaining 50% vesting at the end of a three-year period based on the attainment of performance goals which are established by the Compensation Committee.

Upon a termination of Mr. Carlson’s employment by us without Cause or by Mr. Carlson for Good Reason, as defined in the Carlson Agreement (all collectively, "Event of Termination"), Mr. Carlson (or his beneficiaries or estate in the event of his death subsequent to his termination of employment) is entitled to receive an amount equal to two times the sum of (i) Mr. Carlson’s then-current base salary, (ii) Mr. Carlson's target bonus for the then-current year, and (iii) Mr. Carlson's target equity award for the then-current year. In addition, upon the occurrence of an Event of Termination (i) all stock options and other stock-based awards held by Mr. Carlson fully accelerate, (ii) subject to Mr. Carlson’s proper election to receive benefits under COBRA and copayment of premiums at the applicable active employee’s rate,

NAMED EXECUTIVE OFFICER COMPENSATION
continuation of health insurance until the earlier of 24 months from the date of termination or the date that Mr. Carlson becomes eligible for group medical benefits under any other employer’s group medical plan, and (iii) life and disability coverage substantially identical to the coverage maintained by the Company prior to termination shall continue to be made available to Mr. Carlson for 24 months following the date of termination. In the event the Company is unable to continue such health, life or disability coverage, Mr. Carlson shall be provided with a cash payments equal to the cost of such coverage.

In the event that the Event of Termination occurs on or within 12 months following a Change in Control, as defined in the Carlson Agreement, Mr. Carlson is also entitled to receive outplacement assistance for a period of 12 months at no charge.

Notwithstanding the Carlson Agreement, payments under the Carlson Agreement will be reduced, but only if such reduction will result in Mr. Carlson receiving a higher after-tax amount in order to mitigate the risk of any excise taxes imposed pursuant to Section 280G of the Code.

In the event that Mr. Carlson is unable to perform his duties on a full-time basis for a period of 180 days in any 12-month period, which need not be consecutive, due to disability, the Company may terminate the Carlson Agreement.

Employment Agreement with Michael W. McCurdy. The Company, Brookline Bank, and Bank Rhode Island entered into an employment agreement (the “McCurdy Agreement”) with Mr. McCurdy on September 22, 2021. The McCurdy Agreement is for a period that is continuous and at will until terminated by the Company or Mr. McCurdy.
The McCurdy Agreement provides that the Company will pay Mr. McCurdy a base salary and an annual short-term incentive payment of up to 60% of base salary. As previously discussed, payment of this award is predicated upon the Company’s achievement of established annual goals. The McCurdy Agreement also sets forth the terms and conditions of Mr. McCurdy’s long-term incentive, which is in the form of equity compensation. Specifically, Mr. McCurdy is eligible to receive an award of restricted stock having a value equal to 50% of his base salary in effect at the time the award is made. 50% of each award will vest ratably over a three-year period, with the remaining 50% vesting at the end of a three-year period based on the attainment of performance goals which are established by the Compensation Committee.

Upon a termination of Mr. McCurdy’s employment by us without Cause or by Mr. McCurdy for Good Reason, as defined in the McCurdy Agreement (all collectively, "Event of Termination"), Mr. McCurdy (or his beneficiaries or estate in the event of his death subsequent to his termination of employment) is entitled to receive an amount equal to two times the sum of (i) Mr. McCurdy’s then-current base salary, (ii) Mr. McCurdy's target bonus for the then-current year, and (iii) Mr. McCurdy's target equity award for the then-current year. In addition, upon the occurrence of an Event of Termination, (i) all stock options and other stock-based awards held by Mr. McCurdy fully accelerate, (ii) subject to Mr. McCurdy’s proper election to receive benefits under COBRA and copayment of premiums at the applicable active employee’s rate, continuation of health insurance until the earlier of 24 months from the date of termination or the date that Mr. McCurdy becomes eligible for group medical benefits under any other employer’s group medical plan, and (iii) life and disability coverage substantially identical to the coverage maintained by the Company prior to termination shall continue to be made available to Mr. McCurdy for 24 months following the date of termination. In the event the Company is unable to continue such health, life or disability coverage, Mr. McCurdy shall be provided with a cash payment equal to the cost of such coverage.

NAMED EXECUTIVE OFFICER COMPENSATION
In the event that the Event of Termination occurs on or within 12 months following a Change in Control, as defined in the McCurdy Agreement, Mr. McCurdy is also entitled to receive outplacement assistance for a period of 12 months at no charge.

Notwithstanding the McCurdy Agreement, payments under the McCurdy Agreement will be reduced, but only if such reduction will result in Mr. McCurdy receiving a higher after-tax amount in order to mitigate the risk of any excise taxes imposed pursuant to Section 280G of the Code.

In the event that Mr. McCurdy is unable to perform his duties on a full-time basis for a period of 180 days in any 12-month period, which need not be consecutive, due to disability, the Company may terminate the McCurdy Agreement.

Employment Agreement with Mark J. Meiklejohn. The Company entered into an employment agreement (the “Meiklejohn Agreement”) with Mr. Meiklejohn on April 19, 2011. The Meiklejohn Agreement provides that Mr. Meiklejohn will serve as the President and Chief Executive Officer of Bank Rhode Island, will receive a base salary and will be eligible for a short-term incentive payment pursuant to the Company’s incentive plan. Mr. Meiklejohn’s receipt of the full amount of the annual short-term incentive is predicated upon the achievement by the Company of certain performance targets as discussed above. In October 2022, Mr. Meiklejohn was named the Company's Chief Credit Officer. The terms of the Meiklejohn Agreement remain in effect.

The Meiklejohn Agreement provides that if the Company terminates Mr. Meiklejohn without Cause, as defined in the Meiklejohn Agreement, he will be entitled to receive a payment amount equal to his base salary for one year, the Company will continue to provide Mr. Meiklejohn with medical, dental, and life insurance benefits for a period of 12 months from the date of termination, and he will receive outplacement services for six months from the date of termination.

In the event that Mr. Meiklejohn is unable to perform his duties on a full-time basis for a period of six consecutive months due to disability, the Company will terminate the Meiklejohn Agreement, but will be obligated to pay him his base salary for six months, provided that any amounts actually paid to Mr. Meiklejohn pursuant to any disability insurance or other similar such program which the Company has provided, or pursuant to any workman’s or social security disability program, shall reduce the compensation to be paid to Mr. Meiklejohn resulting from his disability. In the event of Mr. Meiklejohn’s death, the Meiklejohn Agreement will automatically terminate.

Notwithstanding the preceding paragraphs, if the aggregate payments and benefits to be made to Mr. Meiklejohn (the “Termination Benefits”) pursuant to the Meiklejohn Agreement would be deemed to include an “excess parachute payment” under Section 280G of the Code, then the Termination Benefits would be reduced to an amount that represents the maximum amount that can be deducted by the Company and Bank Rhode Island in accordance with Section 280G of the Code.

Mr. Meiklejohn has entered into the Company’s standard Change-in-Control agreement, discussed below, which provides certain benefits upon the occurrence of a Change-in-Control, as defined in the agreement.

NAMED EXECUTIVE OFFICER COMPENSATION
Change-in-Control Agreements. The Company, including its subsidiaries, has entered into change in control agreements (the “Change-in-Control Agreements”) with several of the Company’s officers, including individuals who serve as officers of the Company’s subsidiaries and all of the Named Officers with the exception of Mr. Perrault, Mr. Carlson, and Mr. McCurdy whose employment agreements with the Company include change in control provisions. The Change-in-Control Agreements provide certain benefits in the event of a qualifying termination within 12 months following a change in control of the Company. For these purposes, a change in control ("Change-in-Control") is defined generally to mean: the consummation of (i) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act, directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (ii) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

Under the Change-in-Control Agreement, if, within 12 months following a Change-in-Control of the Company, the Named Officer's employment with the Company is terminated by the Company other than for Cause, or by the Named Officer for Good Reason (each as defined in the Change-in-Control Agreement), the Named Officer would be entitled to: (1) a payment equal to two times the sum of the Named Officer’s annual base salary in effect immediately prior to the Change-in-Control and the Named Officer’s target bonus for the fiscal year in which the Change-in-Control occurred, (2) continuation of health and dental benefits provided by the Company for 24 months following the date of termination, subject to the Named Officer’s copayment of premiums at the active employees’ rate, (3) continued life and disability insurance for 24 months following the date of termination, and (4) full acceleration of all stock options or other stock-based awards held by the Named Officer.

These protections against termination without cause in the event of a change in control are frequently offered by other financial institutions, and the Company may be at a competitive disadvantage in attracting and retaining key employees if it does not offer similar protections. Although the Change-in-Control Agreements may have the effect of making a takeover more expensive to an acquirer, the Company believes that the benefits of enhancing the Company’s ability to attract and retain qualified management persons by offering the Change-in-Control Agreements outweigh any disadvantage of such agreements.

Assuming the employment of the Named Officers were to be terminated under the circumstances listed below, each as of December 31, 2023, the following Named Officers would be entitled to the following payments and benefits under the terms of their employment agreements and Change-in-Control Agreements:

NAMED EXECUTIVE OFFICER COMPENSATION

Name	Resignation for Good Cause	Early Retirement	Normal Retirement	Involuntary not for Cause Termination	Involuntary Termination for Cause	Involuntary Termination after Change in Control	Disability (4)	Death (4)
Paul A. Perrault
Employment Agreement
Severance........................	$2,278,748	$—	$—	$2,278,748	$—	$6,836,243	$940,000	$940,000
Equity (1)........................	$—	$—	$—	$—	$—	$1,401,324	$1,407,324	$1,401,324
Perquisites/Benefits (2)....	$46,158	$—	$—	$46,158	$—	$46,158	$46,158	$46,158
Tax Reimbursement.........	$—	$—	$—	$—	$—	$—	$—	$—
Other (3)..........................	$—	$—	$—	$—	$—	$—	$—	$—
Total...............................	$2,324,906	$—	$—	$2,324,906	$—	$8,283,725	$2,393,482	$2,387,482

Carl M. Carlson
Employment Agreement
Severance.........................	$2,092,058	$—	$—	$2,092,058	$—	$2,092,058	$—	$—
Equity (1)........................	$600,683	$—	$—	$600,683	$—	$600,683	$600,683	$600,683
Perquisites/Benefits (2)....	$49,226	$—	$—	$49,226	$—	$49,226	$—	$—
Tax Reimbursement.........	$—	$—	$—	$—	$—	$—	$—	$—
Other...............................	$25,000	$—	$—	$25,000	$—	$25,000	$—	$—
Total.................................	$2,766,967	$—	$—	$2,766,967	$—	$2,766,967	$600,683	$600,683

Michael W. McCurdy
Employment Agreement
Severance.........................	$2,092,058	$—	$—	$2,092,058	$—	$2,092,058	$—	$—
Equity (1)........................	$600,683	$—	$—	$600,683	$—	$600,683	$600,683	$600,683
Perquisites/Benefits (2)....	$49,226	$—	$—	$49,226		$49,226	$—	$—
Tax Reimbursement.........	$—	$—	$—	$—	$—	$—	$—	$—
Other...............................	$25,000	$—	$—	$25,000	$—	$25,000	$—	$—
Total.................................	$2,766,967	$—	$—	$2,766,967	$—	$2,766,967	$600,683	$600,683

Mark J. Meiklejohn
Change in Control Agreement
Severance........................	$—	$—	$—	$442,001	$—	$1,202,242	$221,000	$—
Equity (1)........................	$—	$—	$—	$—	$—	$420,635	$420,635	$420,635
Perquisites/Benefits (2)....	$—	$—	$—	$17,538	$—	$35,076	$—	$—
Tax Reimbursement.........	$—	$—	$—	$—	$—	$—	$—	$—
Other...............................	$—	$—	$—	$—	$—	$—	$—	$—
Total.................................	$—	$—	$—	$459,539	$—	$1,657,953	$641,635	$420,635

Darryl J. Fess
Change in Control Agreement
Severance.........................	$—	$—	$—	$—	$—	$1,315,392	$—	$—
Equity (1)........................	$—	$—	$—	$—	$—	$457,871	$457,871	$457,871
Perquisites/Benefits (2)....	$—	$—	$—	$—	$—	$30,711	$—	$—
Tax Reimbursement.........	$—	$—	$—	$—	$—	$—	$—	$—
Other...............................	$—	$—	$—	$—	$—	$—	$—	$—
Total.................................	$—	$—	$—	$—	$—	$1,803,974	$457,871	$457,871

NAMED EXECUTIVE OFFICER COMPENSATION

1	Reflects shares of restricted stock awards to the Named Officers that have not vested as of December 31, 2023, and would vest upon an involuntary termination following a change in control, or in the event of the disability or death of the Named Officer. The value of the shares of restricted stock awarded to the Named Officers is based on a closing price of $10.91 per share on December 29, 2023, the last trading day of 2023.
2	Represents medical and dental insurance premiums, life insurance premiums, and group term disability insurance premiums. For Mr. Perrault only, medical and dental insurance premiums reflect the accumulated postretirement benefit obligation as of December 31, 2023 calculated in accordance with ASC Topic 715 - Compensation - Retirement and Benefits.
3	Represents the outplacement services provided to Mr. Carlson and Mr. McCurdy, only, following an Event of Termination pursuant to their Employment Agreements with the Company. Please see the description above related to Mr. Carlson and Mr. McCurdy's Employment Agreement for more information.
4	In the event of disability or death of a Named Officer, in addition to the benefits shown under the columns "Disability" and "Death," the Named Officer would receive benefits under the Company's disability plan or payments under the Company's group term life insurance plan, as applicable.

CEO Pay Ratio Disclosure
Consistent with the requirements of the Dodd-Frank Act Section 953(b) and Item 402(u) of Regulation S-K, the Company must provide a disclosure of the “Total Compensation” paid to our Chief Executive Officer, Mr. Perrault, as a ratio to the Total Compensation paid to our median employee (the “Median Employee”) for the prior year (the “CEO Pay Ratio”). For 2023, our last completed fiscal year, the Total Compensation paid to our Median Employee was $78,949 and the Total Compensation paid to our CEO as reported in the Summary Compensation Table included in this Proxy Statement was $2,320,530. The Company’s CEO Pay Ratio for 2023 is 29.39.
For purposes of determining the compensation of our Median Employee, we followed the requirements established by the SEC. A date of December 31, 2023 was selected to determine our Median Employee. We used gross pay to calculate the Median Employee. Our Median Employee was recalculated for 2023 to account for changes to the Company's employee size due to the acquisition of PCSB Bank. The gross pay method includes all payments made to an employee during a given calendar year. Consistent with SEC guidance, we excluded certain non-relevant employees from the calculation such as those who left the Company prior to December 31, 2023 and our CEO. The gross pay for employees who were hired by the Company during 2023 was annualized in accordance with SEC guidance. Using this information, we determined our Median Employee and calculated the CEO Pay Ratio based on the Median Employee’s Total Compensation as required by SEC guidance.
Pay versus Performance Disclosure

Consistent with the requirements of the Dodd Frank Act Section 953(a) and Item 402(v) of Regulation S-K, we are providing the following disclosures about the relationship between the Company's financial performance and executive compensation. These disclosures are designed to comply with the pay-versus-performance ("Pay-versus-Performance") metrics as established by the SEC. For additional information regarding the Company's variable pay-for-performance philosophy and how the Company aligns executive compensation with the Company's performance, please refer to "Executive Compensation - Compensation Discussion and Analysis."

NAMED EXECUTIVE OFFICER COMPENSATION

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs (3)	Average Compensation Actually Paid to Non-PEO NEOs (4)	Total Shareholder Return (5)	Peer Group Total Shareholder Return (6)	Net Income (thousands) (7)	Asset Quality (%)(8)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	$2,320,530	$1,878,672	$1,041,787	$871,377	$82	$100	$74,999	0.21%
2022	$2,516,262	$2,404,773	$1,121,016	$1,050,029	$91	$93	$109,744	0.05%
2021	$2,294,353	$2,657,693	$1,062,095	$1,168,448	$139	$136	$115,440	0.08%
2020	$2,133,063	$1,758,935	$859,540	$763,179	$76	$91	$47,635	0.11%

1	The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Perrault (our Chief Executive Officer) for each corresponding year in the "Total" column of the Summary Compensation Table. Refer to "Named Executive Compensation - Summary Compensation Table."
2	The dollar amounts reported in column (c) represent the amount of "compensation actually paid" to Mr. Perrault, as calculated in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect actual amounts of compensation earned or paid to Mr. Perrault during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Perrault's total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO	Less Reported Value of Equity Awards (a)	Equity Award Adjustments (b)	Reported Changes in the Actuarial Present Value of Pension Benefits (c)	Pension Benefits Adjustments (d)	Compensation Actually Paid to PEO
2023	$2,320,530	$(657,994)	$216,136	$—	$—	$1,878,672
2022	$2,516,262	$(629,998)	$518,509	$—	$—	$2,404,773
2021	$2,294,353	$(609,258)	$972,598	$—	$—	$2,657,693
2020	$2,133,063	$(591,496)	$217,368	$—	$—	$1,758,935

(a)	Amounts reported in this column reflect the subtraction of the grant date fair value of equity awards, reported in the "Stock Awards" and "Option Awards" columns in the Summary Compensation Table for the applicable year.
(b)	The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity award granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the sample applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

NAMED EXECUTIVE OFFICER COMPENSATION

Year	Year End Fair Value of Equity Awards	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in the Fair Value or Total Compensation	Total Equity Award Adjustments
2023	$1,401,324	$403,904	$(187,768)		$—	$216,136
2022	$1,726,470	$628,296	$(109,787)		$—	$518,509
2021	$2,007,298	$874,747	$97,851		$—	$972,598
2020	$1,365,400	$468,109	$(250,741)		$—	$217,368

(c)	The amounts included in this column are the amounts reported in "Change in Pension and Non qualified Deferred Compensation" column of the Summary Compensation Table for the applicable year.
(d)	The total pension benefit adjustments for each applicable year include the aggregate of two components: (i)
the actuarially determined service cost for services rendered by Mr. Perrault during the applicable year (the
“service cost”); and (ii) the entire cost of benefits granted in a plan amendment (or initiation) during the applicable year that are attributed by the benefit formula to services rendered in periods prior to the plan amendment or initiation (the “prior service cost”), in each case, calculated in accordance with U.S. GAAP.
The amounts deducted or added in calculating the pension benefit adjustments are as follows:

Year	Service Cost	Prior Service Cost	Total Pension Benefit Adjustments
2023	$—	$—	$—
2022	$—	$—	$—
2021	$—	$—	$—
2020	$—	$—	$—

3	The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s named officers as a group, (excluding Mr. Perrault, who has served as our PEO since 2009)(the "non-PEO NEOs") in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the non-PEO NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2023, Carl M. Carlson, Michael W. McCurdy, Mark J. Meiklejohn, and Darryl J. Fess; (ii) for 2022, Carl M. Carlson, Michael W. McCurdy, James M. Cosman, and Darryl J. Fess; (iii) for 2021, Carl M. Carlson, Michael W. McCurdy, M. Robert Rose, and James M. Cosman; and (iv) for 2020, Carl M. Carlson, M. Robert Rose, Mark J. Meiklejohn and Darryl J. Fess.
4	The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the non-PEO NEO's, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the non-PEO NEOs during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the non PEO-NEOs for each year to determine the compensation actually paid, using the same methodology described above in Note 2:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Less Average Reported Value of Equity Awards	Average Equity Award Adjustments (a)	Average Reported Changes in the Actuarial Present Value of Pension Benefits	Average Pension Benefits Adjustments (b)	Average Compensation Actually Paid to Non-PEO NEOs
2023	$1,041,787	$(256,297)	$95,859	$(9,972)	$—	$871,377
2022	$1,121,016	$(234,186)	$163,199	$—	$—	$1,050,029
2021	$1,062,095	$(235,756)	$342,109	$—	$—	$1,168,448
2020	$859,540	$(146,583)	$81,130	$(32,543)	$1,635	$763,179

NAMED EXECUTIVE OFFICER COMPENSATION

(a)	The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Average Year End Fair Value of Equity Awards	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Average Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in the Fair Value or Total Compensation	Total Average Equity Award Adjustments
2023	$412,660	$147,789	$(51,930)	$—	$—	$95,859
2022	$567,985	$192,593	$(29,394)		$—	$163,199
2021	$531,794	$319,527	$22,852		$—	$342,109
2020	$398,578	$133,131	$(52,001)		$—	$81,130

(b)	The amounts deducted or added in calculating the total pension benefit adjustments are as follows:

Year	Average Service Cost	Average Prior Service Cost	Average Pension Benefit Adjustments
2023	$—	$—	$—
2022	$—	$—	$—
2021	$—	$—	$—
2020	$26,414	$(24,779)	$1,635

5	Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.
6	Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated.
7	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
8	Asset quality is based on net charges offs as a percentage of loans over the performance grant measurement period as compared to peers.

Financial Performance Measures

As more fully described in "Executive Compensation - Compensation Discussion and Analysis," the Company's executive compensation program reflects a variable pay-for-performance philosophy. The Compensation Committee selects metrics for the Company's short-term and long-term incentive awards that are intended to incentivize our executives to increase Company value for our stockholders. For the most recently completed fiscal year, the most important financial measures used by the Company to link executive compensation actually paid to the Company's Named Officers to the Company's performance are as follows:
•Total Return to Stockholders
•Asset Quality
•Transaction Deposit Growth

NAMED EXECUTIVE OFFICER COMPENSATION
Analysis of the Information Presented in the Pay versus Performance Table

As described in more detail in the "Executive Compensation - Compensation Discussion and Analysis," portion of this document, the Company's executive compensation program reflects a variable pay-for-performance philosophy. The Compensation Committee has developed a compensation philosophy over a period of years that is designed to attract, retain, and motivate executives to further the Company's long-term strategic plan and drive stockholder value. This program is designed to be fair and appropriate within the Company and the markets in which the Company operates. While the Company's program utilizes several performance metrics to align executive compensation with Company performance, all of those measures are not presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company's performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

Compensation Actually Paid and Cumulative TSR

The amount of compensation actually paid to Mr. Perrault and the average amount of compensation actually paid to the Company's Named Officers as a group (excluding Mr. Perrault) is aligned with the Company's cumulative TSR over the four years presented in the table when taking into account certain one time events and market conditions. In 2023, the Company's TSR was impacted by the issuance of new shares in connection with the acquisition of PCSB Financial, merger related expenses, and Net Interest Margin compression. The Company's Net Interest Margin was impacted by interest rate increases in 2023. The alignment of compensation actually paid with the Company's cumulative TSR over the period presented is important because a significant amount of the compensation actually paid to Mr. Perrault and the other Named Officers is comprised of performance based equity awards. These awards cliff vest at the end of a three-year term and the vesting of the awards is based on the Company's achievement of certain identified performance targets, including TSR. For more information about the Company's performance based equity awards, please see the "Executive Compensation - Compensation Discussion and Analysis," portion of this document.

Compensation Actually Paid and Net Income

The amount of compensation actually paid to Mr. Perrault and the average amount of compensation actually paid to the Company's Named Officers as a group (excluding Mr. Perrault) is generally aligned with the Company's net income over the four years presented in the table when taking into account the one-time items discussed below. The Compensation Committee considers net income among other financial performance factors when evaluating executive compensation decisions.

Compensation Actually Paid and Asset Quality

The amount of compensation actually paid to Mr. Perrault and the average amount of compensation actually paid to the Company's Named Officers as a group (excluding Mr. Perrault) is generally aligned with the Company's asset quality over the four years presented in the table. The Company uses asset quality as a performance measure for the attainment of performance goals for performance based equity grants. Asset quality is an important metric for the Company's overall performance given the business of each of the Banks involves making loans. Asset quality metrics are generally correlated with the performance of

NAMED EXECUTIVE OFFICER COMPENSATION
the Banks, and, by extension, the Company with regard to the financial health and performance of the Company.

Cumulative TSR of the Company and Cumulative TSR of the Peer Group

The Company's 4-year cumulative TSR is less than the companies included in our peer group. There are several reasons for this:
•In 2022, the Company announced the acquisition of PCSB Financial and PCSB Bank. This resulted in increased merger charges related to this one time event in 2022 and 2023. In 2023, the Company also recognized an increase in the current expected credit loss associated with the initial recording of loans acquired through the acquisition of PCSB Bank. In 2021, the Company outperformed peers.
•In 2020, the Company implemented ASU 2016-13, ""Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments," which requires the use of the current expected loss methodology, referred to as the current expected credit loss ("CECL"). In addition, in the first quarter of 2020, based on the then current forecast to evaluate the economic effects of the COVID-19 pandemic on the Company’s loan portfolios, the Company recorded a provision for credit losses of $54.1 million for the quarter ended March 31, 2020, compared to $3.6 million for the quarter ended December 31, 2019. This increase in provision was primarily driven by the forecasted economic effect of the COVID-19 pandemic.

AUDIT COMMITTEE REPORT
The Audit Committee currently consists of six members of the Board, each of whom is independent under the Nasdaq rules and SEC rules and regulations applicable to Audit Committees. All members of the Audit Committee are financially literate under the applicable Nasdaq rules, and Thomas J. Hollister and John J. Doyle, Jr. are “audit committee financial experts” within the meaning of that term as defined by the SEC in Regulation S-K under the Exchange Act. The Board has adopted, and annually reviews, an Audit Committee charter. The charter specifies the scope of the Audit Committee’s responsibilities and how it carries out those responsibilities.

The Audit Committee is responsible primarily for assisting the Board in fulfilling its oversight responsibilities of reviewing the financial information that will be provided to shareholders and others, appointing the independent registered public accounting firm, reviewing the services performed by the Company’s independent registered public accounting firm and internal audit function, evaluating the Company’s accounting policies and the Company’s system of internal controls that management and the Board have established, and reviewing material transactions. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements.

The Audit Committee has reviewed and discussed the Company’s December 31, 2023 audited financial statements with management and with KPMG LLP, the Company’s independent registered public accounting firm. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Auditing Standard No. 1301, as amended (Codification of Statements on Auditing Standards, AU380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200. The Audit Committee has received the written disclosures and the letter from KPMG LLP required by the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence. The Audit Committee has considered whether the provision of non-audit services to the Company is compatible with KPMG LLP’s independence.

Based on the review and discussion referred to above, the Audit Committee recommended to the Board that the December 31, 2023 audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the SEC. We have selected KPMG LLP as the Company’s independently registered public accounting firm for the fiscal year end 2024, and have approved submitting the selection of the independent registered public accounting firm for ratification by the shareholders.

MEMBERS OF THE AUDIT COMMITTEE

Thomas J. Hollister (Chair)
Joanne B. Chang
John J. Doyle, Jr.
Margaret Boles Fitzgerald
Willard I. Hill, Jr.
Bogdan Nowak

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP currently serves as the Company's independent registered public accounting firm, and that firm conducted the audit of the Company's consolidated financial statements for the fiscal year ended December 31, 2023. The Audit Committee has appointed KPMG LLP to serve as the independent registered public accounting firm to conduct an audit of the Company's consolidated financial statements for the fiscal year ending December 31, 2024.

Although ratification by stockholders is not required by law or by our By-laws, the Audit Committee believes that submission of its selection to stockholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders. If our stockholders do not ratify the appointment of KPMG LLP, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent auditors.

It is anticipated that a representative of KPMG LLP will attend the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following is a summary of the fees for professional services rendered by KPMG LLP for the fiscal years ended December 31, 2023 and 2022:

Fee Category	2023	2022
Audit Fees(1)	$1,593,380	$973,000
Audit-Related Fees(2)	$14,500	$20,000
Tax Fees(3)	$—	$—
All Other Fees(4)	—	—
	$1,607,880	$993,000

1
Audit Fees. Audit fees were for professional services rendered for the audit of the Company’s annual financial statements, the audit of internal controls over financial reporting, the review of quarterly financial statements, and the review of statutory and regulatory filings.

2
Audit-Related Fees. For 2023, audit related fees of $14,500 for the consent issued in connection with the Company's S-4 filing; for 2022 audit related fees of $20,000 for the consent issued in connection with the Company's S-4 filings related to the acquisition of PCSB Financial and PCSB Bank.

3
Tax Fees. Tax fees consist of fees billed for professional services for tax compliance, tax planning, and tax audit defense. The Audit Committee considered and determined that the provision for non-audit services provided by KPMG LLP is compatible with maintaining that firm's independence. There were no tax fees for 2023 and 2022, respectively.

4	All Other Fees. There were no all other fees for 2023 and 2022, respectively.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

At present, our Audit Committee approves the engagement of KPMG LLP for audit and non-audit services before we engage KPMG LLP to provide those services except to the extent such approval is not required pursuant to our pre-approved audit services policy. Our Audit Committee has established a pre-approval policy consistent with the requirements of the SEC and PCAOB that allows management to engage KPMG LLP to provide certain, pre-specified services up to a pre-approved cost level with only an obligation to notify the Audit Committee of the engagement for those services at the Audit Committee’s next regularly scheduled meeting. Consistent with the pre-approval policy and the requirements of the SEC and PCAOB, the Committee pre-approved all of KPMG LLP 2023 fees and services to the extent required by the pre-approval policy.

PROPOSAL 3: ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
As required by Section 14A of the Exchange Act, the Board of Directors is submitting for stockholder approval, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers as described in this Proxy Statement pursuant to Item 402 of Regulation S-K. As previously disclosed by the Company, the Board of Directors has determined that it will hold a non-binding advisory vote on executive compensation on an annual basis, and the next such stockholder advisory vote will occur at the 2024 Annual Meeting of Stockholders.

The resolution that is the subject of this proposal is a non-binding resolution and will not have any binding legal effect regardless of whether or not it is approved, and may not be construed as overruling a decision by the Company, the Board of Directors or the Compensation Committee or creating or implying any change to the fiduciary duties of the Board. Furthermore, because this non-binding resolution relates primarily to compensation that has already been paid or is contractually committed for the Named Officers, there is generally no opportunity for the Board to revisit those decisions. However, the Compensation Committee intends to take the results of the vote on this proposal into account in its future decisions regarding the compensation of the Company’s Named Officers.

The Company has five Named Officers listed in this Proxy Statement. The Company’s compensation program is designed to attract, motivate and retain the Named Officers who are critical to the Company’s success, offering a combination of base salary and both annual and long-term incentives that are closely aligned with the Company’s annual and long-term performance objectives. Please see the section titled “Compensation Discussion and Analysis” for additional information about the Company’s executive compensation programs.

We believe that the effectiveness of our compensation programs is demonstrated by the accomplishments of management over the last fiscal year as detailed in our discussion section titled “Compensation Discussion and Analysis.”

For these reasons, the Board of Directors recommends that stockholders vote in favor of the following resolution:

RESOLVED, that the compensation of the Company’s Named Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion, be approved.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED OFFICERS

STOCKHOLDER PROPOSALS FOR 2025 ANNUAL MEETING

Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the Company’s proxy materials for its 2025 Annual Meeting must be received by the Company on or before November 29, 2024 in order to be considered for inclusion in its proxy materials. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy materials. Any such proposal should be mailed to: Brookline Bancorp, Inc., 131 Clarendon Street, Boston, Massachusetts 02116, Attn.: Corporate Secretary.

Stockholder proposals to be presented at the Company’s 2025 Annual Meeting, other than stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the Company’s proxy materials for its 2025 Annual Meeting, must be received in writing at our principal executive office, together with the appropriate supporting documentation, not later than February 7, 2025, nor earlier than January 8, 2025, provided, however, that in the event the 2025 Annual Meeting is first convened more than thirty (30) days before or more than sixty (60) days after the anniversary of this year’s Annual Meeting, the stockholder proposal must be so received by the later of the close of business on the ninetieth (90th) day prior to the scheduled date of the 2025 Annual Meeting or the tenth (10th) day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. Proxies solicited by our Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules and regulations governing the exercise of this authority. Any such proposals must be mailed to: Brookline Bancorp, Inc., 131 Clarendon Street, Boston, Massachusetts 02116, Attn.: Corporate Secretary.

Other Matters

The Board is not aware of any business to come before the Annual Meeting other than the matters described above in this Proxy Statement. However, if any matters should properly come before the Annual Meeting, it is intended that holders of the proxies will act in accordance with their discretion.

Miscellaneous

The Company will incur costs of soliciting proxies. Upon request, the Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Common Stock. In addition to solicitations by mail, directors, officers and other of the Company’s employees may solicit proxies personally or by telephone without additional compensation.

BROOKLINE BANCORP, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
PO BOX 1342
BRENTWOOD, NY 11717-0718

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 7, 2024 for shares held directly and by 11:59 P.M. ET on May 6, 2024 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/BRKL2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 7, 2024 for shares held directly and by 11:59 P.M. ET on May 6, 2024 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V33145-P03955

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

BROOKLINE BANCORP, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Willard I. Hill, Jr.	☐	☐	☐
1b. Thomas J. Hollister	☐	☐	☐
1c. Paul A. Perrault	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 3.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, CEO Letter to Stockholders and Annual Report on Form-10K are available at www.proxyvote.com.

V33146-P03955

BROOKLINE BANCORP, INC.
Annual Meeting of Stockholders
May 8, 2024 11:00 AM
This proxy is solicited by the Board of Directors

The undersigned stockholder of Brookline Bancorp, Inc., a Delaware corporation (the "Company"), hereby appoints Paul A. Perrault, Chief Executive Officer and Marissa Martin, General Counsel and Corporate Secretary, and each of them, as proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of the Company (the "Annual Meeting"), to be held on May 8, 2024, 11:00 AM EDT virtually at www.virtualshareholdermeeting.com/BRKL2024, and any adjournments or postponements thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Annual Meeting and otherwise to represent the undersigned with all of the powers the undersigned would possess if personally present at the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the Proxy Statement, the terms of each of which are incorporated herein by reference, and revokes any proxy heretofore given with respect to the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side